Exhibit 10.2

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

INOTIV BOULDER, LLC, as Merger Sub LLC,

ROCK MERGECO, INC., as Merger Sub

INOTIV, INC., as Parent

BOLDER BIOPATH INC., as Company,

Alison Bendele,

and

Phillip Bendele

Dated April 15, 2021

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS	2

ARTICLE II. THE MERGERS	17

ARTICLE III. EFFECT OF THE MERGERS ON CAPITAL STOCK; PAYMENTS AT CLOSING	20

ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	26

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBs	46

ARTICLE VI. COVENANTS OF THE PARTIES	51

ARTICLE VII. TAX MATTERS.	62

Section 7.1.	Straddle Period Tax Allocation	62
Section 7.2.	Filing of Tax Returns; Payment of Taxes; Tax Refunds	62
Section 7.3.	Transfer Taxes	64
Section 7.4.	Cooperation	64
Section 7.5.	Tax Contest	64

ARTICLE VIII. INDEMNIFICATION	65

ARTICLE IX. CONDITIONS TO CLOSING; CLOSING	71

Section 9.1.	Conditions to Obligations of Parent and Merger Subs	71
Section 9.2.	Conditions to Obligations of the Company	72
Section 9.3.	Deliveries by Parent and Merger Subs	72
Section 9.4.	Deliveries by the Company and Stockholders	73

ARTICLE X. Termination	74

Section 10.1.	Termination	74
Section 10.2.	Procedure Upon Termination	75
Section 10.3.	Effect of Termination; Fees on Termination	76
Section 10.4.	Exclusive Remedy	77

ARTICLE XI. MISCELLANEOUS	77

Section 11.12.	Amendments	80
Section 11.13.	Counterparts	80
Section 11.14.	Legal Representation	81
Section 11.15.	Interpretation of Agreement	81
Section 11.16.	Expenses	81

Schedules
Schedule 6.1	Conduct of the Business Prior to Closing
Schedule 6.15	Termination of Certain Agreements
Schedule 9.4(f)	Payoff Letters
Schedule 9.4(g)	Consents

Exhibits
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Calculation of Closing Net Working Capital
Exhibit C	Form of Stockholder Note
Exhibit D	Form of Amended and Restated Articles of Incorporation of Interim Surviving Corporation
Exhibit E	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is being entered into effective as of April 15, 2021 (the "Effective Date"), by and among Inotiv, Inc., an Indiana corporation ("Parent"), Rock Mergeco, Inc., a Colorado corporation ("Merger Sub"), Inotiv Boulder, LLC, an Indiana limited liability company and a wholly-owned subsidiary of Parent ("Merger Sub LLC" and together with Merger Sub, "Merger Subs"), Bolder BioPATH Inc., a Colorado corporation ("Company"), and Alison Bendele and Phillip Bendele, collectively, the holders of all of the outstanding common shares of the Company (collectively, the "Stockholders" and each individually a "Stockholder" and together with the Company, the "Company Parties").

RECITALS:

WHEREAS, the parties intend for Parent to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Colorado Corporations and Associations Act (the "CCAA"), Merger Sub shall be merged with and into the Company (the "First Merger"), with the Company surviving the First Merger as a wholly-owned subsidiary of Parent, and each outstanding share of the Company's common stock (the "Company Stock") will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, immediately following the First Merger, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the CCAA and the Indiana Uniform Business Organization Transactions Act (the "Indiana Act"), the Company shall be merged with and into Merger Sub LLC (the "Second Merger" and, together with the First Merger, the "Mergers"), with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company Stock, and declared it advisable, to enter into this Agreement with Parent and Merger Subs; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the First Merger and adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent to enter into this Agreement, the Stockholders will execute and deliver to the Company and Parent a written consent of the Stockholders, substantially in the form attached hereto as Exhibit A (the "Stockholder Written Consent"), which shall evidence the adoption and approval of this Agreement and the transactions contemplated hereby, including the Mergers by unanimous written consent of the Stockholders;

WHEREAS, the Boards of Directors of Parent (the "Parent Board") and Merger Sub and the Board of Managers of Merger Sub LLC have each unanimously: (a) determined that it is in the best interests of Parent, Merger Sub, and Merger Sub LLC, as applicable, and their respective stockholders and sole member, as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the First Merger and Second Merger will, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers to provide for the acquisition of substantially all of the Equity Interests of the Company and the Company's business of providing consulting, laboratory, and strategic support services, including contract pharmacology and pathology services (collectively, the "Business"), and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above Recitals and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement:

"ACA" has the meaning set forth in Section 4.8(k).

"Acquisition Transaction" has the meaning set forth in Section 6.8.

"Adjustment Deficit Amount" has the meaning set forth in Section 3.3(d).

"Adjustment Escrow Account" means the escrow account to be established by the Escrow Agent under the Escrow Agreement for the purpose of holding the Adjustment Escrow Amount until disbursed pursuant to the Escrow Agreement.

"Adjustment Escrow Amount" means Five Hundred Thousand Dollars ($500,000).

"Adjustment Surplus Amount" has the meaning set forth in Section 3.3(d).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Annual Statements" has the meaning set forth in Section 4.13(a).

"Base Cash Consideration" means Eighteen Million Five Hundred Thousand Dollars ($18,500,000).

"Business" has the meaning set forth in the Recitals.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Colorado and Indiana are authorized or required to be closed.

"Business Employee" means any employee of the Company.

"Cancelled Shares" has the meaning set forth in Section 3.1(a).

"Cap" has the meaning set forth in Section 8.4(b).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.

"Cash" means cash and cash equivalents less the sum of: (a) all outstanding and uncleared checks of the Company; (b) all uncleared wire transfers in transit initiated by the Company; (c) all amounts that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by applicable Legal Requirement, Contract, or otherwise (including, for the avoidance of doubt, any security deposits on hand with Third Parties, deposits of customers, cash securing letters of credit and similar restricted cash.

"Cash Consideration Amount" means (a) the Base Cash Consideration, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, less (d) the Closing Indebtedness.

"CCAA" has the meaning set forth in the Recitals.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Certificate" has the meaning set forth in Section 3.1(c).

"Claim Notice" has the meaning set forth in Section 8.5.

"Closing" has the meaning set forth in Section 2.2.

"Closing Balance Sheet" has the meaning set forth in Section 3.3(a).

"Closing Cash" means all Cash of the Company as of immediately prior to the Effective Time.

"Closing Cash Payment" means an amount in cash equal to (i) the Cash Consideration Amount, less (ii) the Escrow Amount, less (iii) if the Forgiveness Determination Date does not occur prior to the Closing, the PPP Escrow Amount, less (iv) the Estimated Company Expenses.

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Indebtedness" means, without duplication: (a) all Indebtedness of the Company as of immediately prior to the Effective Time that is not included as a Current Liability for purposes of determining Closing Net Working Capital; plus (b) a good faith estimate of any unpaid Taxes of the Company for all Pre-Closing Tax Periods (calculated as of the end of the day on the Closing Date and including an estimate of unpaid Taxes for the portion of any Straddle Period ending on the Closing Date), plus (c) the Section 481 Adjustment.

"Closing Net Working Capital" means Current Assets of the Company, less the Current Liabilities of the Company, determined as of the close of business on the Closing Date and in accordance with the illustrative calculation attached hereto as Exhibit B.

"Closing Statement" has the meaning set forth in Section 3.3(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

"Company 401(k) Plan" means the Bolder BioPATH, Inc. 401(k) Profit Sharing Plan and Trust, as it may be amended from time to time.

"Company Board" has the meaning set forth in the Recitals.

"Company Expenses" means any and all costs, fees of outside professionals and other expenses incurred by the Stockholders or the Company in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid at Closing, including (a) legal, accounting, tax, brokerage, management, investment banking or other similar fees and expenses incurred as a result of or in anticipation of the Closing; (b) all bonuses, if any, payable to directors, officers, and employees of the Company that become payable upon or in connection with the Closing of the transactions contemplated hereby, and all fees and expenses related thereto (including the employer portion of payroll Taxes and any amounts to offset any excise Taxes imposed under Legal Requirement and any unrelated income Taxes); and (c) one-half of the fees of the Escrow Agent.

"Company Parties" and "Company Party" have the meaning set forth in the Preamble.

"Company Plan" has the meaning set forth in Section 4.8(a).

"Company Stock" has the meaning set forth in the recitals.

"Company's Knowledge" means the actual knowledge of the Stockholders, Kyle Rothermel, Jed Pheneger, Robert O'Connell, and Chris Butt, after due inquiry. In addition, a Person shall be deemed to have "knowledge" of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person's actual possession (whether physical or electronic).

"Competitive Enterprise" has the meaning set forth in Section 6.11(a).

"Compliant" means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under a registered public offering of securities on Form S-1 and are, and remain throughout the Marketing Period, sufficient to permit the Company's independent accountants to issue comfort letters, including as to customary negative assurances, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

"Confidential Information" means any information of the Company and the Stockholders related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Company's personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confidentiality Agreement" has the meaning set forth in Section 6.4.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"COVID-19" means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Assistance" has the meaning set forth in Section 4.23(e).

"COVID-19 Legal Requirement" shall mean the CARES Act, the Families Coronavirus Response Act of 2020, any U.S. presidential memorandum or executive order, or any other Legal Requirement intended to address the consequences of COVID-19.

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester, safety or similar law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any COVID-19 Legal Requirement.

"Current Assets" means accounts receivable (net of allowance for doubtful accounts and Delinquent Receivables), unbilled revenue, inventory, and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expenses of which Surviving Entity will not receive a benefit following the Closing, (c) deferred Tax assets, and (d) receivables from any of the Company's Affiliates, managers, employees, officers, stockholders or members of the Company Board, and any of their respective Affiliates, in all cases determined in accordance with GAAP consistently applied.

"Current Liabilities" means accounts payable, accrued Taxes, deferred revenue, and accrued expenses, but excluding (a) Indebtedness, (b) payables to any of the Company's Affiliates, managers, employees, officers, stockholders or members of the Company Board and any of their respective Affiliates, (c) deferred Tax liabilities, and (d) Company Expenses in all cases, determined in accordance with GAAP consistently applied.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any consequential, punitive or special damages, lost profits or similar damages.

"Delinquent Receivables" means all accounts receivable of the Company that, as of the close of business on the last Business Day prior to the Closing Date, have been outstanding for one hundred twenty (120) days or longer.

"Designated Pre-Closing Liabilities" means: (a) any Indebtedness that was not included in the calculation of the Merger Consideration, as adjusted pursuant to Section 3.3; (b) any Company Expenses that were not included in the calculation of the Merger Consideration, as adjusted pursuant to Section 3.3; and (c) any Liabilities the result of any actions, inactions, errors, or omissions of the Stockholders and the Company related to any period before the Effective Time.

"Direct Claim" has the meaning set forth in Section 8.5(c).

"Disclosure Schedules" means the disclosure schedules delivered by the Company to Parent and Merger Subs contemporaneously with the execution and delivery of the Agreement. References to Schedules in ARTICLE IV of this Agreement refer to the corresponding Section of the Disclosure Schedules.

"Effective Date" has the meaning set forth in the Preamble.

"Effective Time" has the meaning set forth in Section 2.3(a).

"Employee Plans" means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change in control, retention, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock or unit option or other stock or membership unit related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, and other similar benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which Stockholders or Company (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Stockholders or Company (or an ERISA Affiliate) otherwise maintains or to which Stockholders or Company (or an ERISA Affiliate) otherwise contribute or have contributed, or in which Stockholders or Company (or an ERISA Affiliate) participates or have participated or under which Stockholders (through an ERISA Affiliate or otherwise) have or may have any Liabilities.

"End Date" has the meaning set forth in Section 10.1(d).

"Environmental Claim" means any notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by Stockholders or (b) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 4.18(h).

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"Environmental, Health and Safety Requirements" means all Legal Requirements and other provisions having the force or effect of Legal Requirement and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern), each as amended and as now in effect.

"Equity Interests" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including partnership interests or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants, and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt.

"Equity Plan" has the meaning set forth in Section 5.2(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Accounts" means, collectively, the Adjustment Escrow Account and the Indemnity Escrow Account.

"Escrow Agent" means U.S. Bank, National Association.

"Escrow Agreement" has the meaning set forth in Section 3.2(b)(vi).

"Escrow Amount" means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

"Estimated Closing Cash" means Closing Cash as shown on the Pre-Closing Statement.

"Estimated Closing Indebtedness" means Closing Indebtedness as shown on the Pre-Closing Statement.

"Estimated Closing Cash Payment" means the Closing Cash Payment as shown on the Pre-Closing Statement.

"Estimated Closing Net Working Capital" means Closing Net Working Capital as shown on the Pre-Closing Statement.

"Estimated Company Expenses" means Company Expenses as shown on the Pre-Closing Statement.

"Estimated Working Capital Adjustment" means the Working Capital Adjustment as shown on the Pre-Closing Statement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Exclusivity Agreement" has the meaning set forth in Section 6.3.

"Expiration Date" has the meaning set forth in Section 8.1(a).

"Extension Payment" has the meaning set forth in Section 10.1(d).

"FDA" means the United States Food and Drug Administration.

"Financial Statements" has the meaning set forth in Section 4.13(a).

"Financing" means any debt, equity, or other financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities, borrowing of loans, establishment of any credit facilities, capital markets debt financing, or equity or equity-related offerings, in any case resulting in an amount of net proceeds to Parent sufficient, after payment of all fees, expenses, commissions and discounts to pay the cash portion of the Merger Consideration.

"Financing Sources" means the agents, arrangers, underwriters, purchasers, lenders and other entities that commit or have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

"First Merger" has the meaning set forth in the recitals of the Agreement.

"First Statement of Merger" has the meaning set forth in Section 2.3(a).

"Flow Through Returns" has the meaning set forth in Section 6.3.

"Forgiveness Determination Date" means the date on which the SBA makes a final determination regarding the forgiveness of the PPP Loan in whole or in part.

"Fundamental Representations" has the meaning set forth in Section 8.1(b).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Legal Requirements now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Healthcare Legal Requirement" means any Legal Requirement relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers; the Federal Food Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security, or confidentiality Legal Requirements; Legal Requirements pertaining to licensure, certification, registration, or operation requirements of healthcare facilities, laboratory testing services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments of 1988, as amended.

"Improvements" has the meaning set forth in Section 4.17(c).

"Indebtedness" means the unpaid principal amount of, accrued interest on, and prepayment penalties and premiums with respect to, all indebtedness for borrowed money of the Company, all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of the Company as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of the Company.

"Indemnified Party" has the meaning set forth in Section 8.5.

"Indemnifying Party" has the meaning set forth in Section 8.5.

"Indemnity Escrow Account" means the escrow account into which the Indemnity Escrow Amount shall be deposited and held by the Escrow Agent for purposes of securing the Stockholders' obligations under ARTICLE VIII, until disbursed in accordance with the Escrow Agreement.

"Indemnity Escrow Amount" means Seven Hundred Fifty Thousand Dollars $(750,000).

"Independent Accounting Firm" means a mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Parent, the Company, and Stockholders.

"Indiana Act" has the meaning set forth in the Recitals.

"Information Systems" means the internal information and reporting systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Inotiv 401(k) Plan" has the meaning set forth in Section 6.19.

"Intellectual Property" has the meaning set forth in Section 4.3(a).

"Interim Statement" has the meaning set forth in Section 4.13(a).

"Interim Surviving Corporation" has the meaning set forth in Section 2.1(a).

"Interim Surviving Corporation Common Stock" has the meaning set forth in Section 3.1(c).

"Investment Company Act" has the meaning set forth in Section 5.13.

"Lease Agreement" means the Amended and Restated Lease Agreement, dated as of the Closing Date, by and between GPIF Flatiron Business Park LLC and the Surviving Entity.

"Legal Requirement" means any law, rule, decree, statute, regulation, ordinance, directive, code, Order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Liabilities" means debts, liabilities, and obligations, whether accrued or fixed, absolute, or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"Listed Intellectual Property" has the meaning set forth in Section 4.3(a).

"Lock-up Agreement" has the meaning set forth in Section 6.20.

"Marketing Period" means the first period of one hundred twenty (120) consecutive days commencing on the date on which the Required Information is delivered to Parent throughout and at the end of which Parent shall have the Required Information and the Required Information is Compliant. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such one hundred twenty (120) day period: (a) the Stockholders or the Company has announced to Parent, the Company's independent auditor or any other third party (i) its intention to restate in any material respect any of the Company's financial statements contained in the Required Information, or (ii) that any such restatement is under active consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an "unqualified" audit opinion is issued with respect to such restated financial statements, or the Stockholders or the Company have announced to Parent and the Company's independent auditor that no restatement is required; or (b) the Company's independent auditor shall have withdrawn any audit opinion with respect to any of the Company's financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new "unqualified" audit opinion is issued with respect to such financial statements or any restatement thereof. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have ended on the date the Financing has been consummated.

"Material Contracts" has the meaning set forth in Section 4.4(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Business, (c) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, or (d) Parent's ability to operate the Business immediately after Closing in the manner operated by the Stockholders prior to Closing; provided that, “Material Adverse Effect” shall not include any such event, occurrence, fact, condition or change to the extent it results or arises from (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which the Company operates, (B) the United States or worldwide economy, or (C) political conditions in the United States or worldwide, (iii) changes in Legal Requirements or GAAP (or authoritative interpretation thereof), (iv) any action required to be taken by the Company pursuant to the terms of this Agreement, (v) any action taken by the Company that is permitted or requested to be taken by Parent in writing, (vi) the announcement or pendency of the Mergers, including the impact thereof on the relationships with customers, suppliers, partners or employees of the Company or (vii) any failure to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, except, in the case of the any of the foregoing clauses (i) and (ii), if such event, occurrence, fact, condition or change materially affects the Company disproportionately to other participants in the Company’s industry.

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, in each case with respect to which Liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation, or other similar matter.

"Merger Consideration" means the sum, without duplication, of (a) the Cash Consideration Amount, plus (b) the Adjustment Surplus Amount, if any, plus (c) the Parent Stock, plus (d) the Stockholder Note.

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub LLC" has the meaning set forth in the Preamble.

"Merger Subs" has the meaning set forth in the Preamble.

"Mergers" has the meaning set forth in the recitals of the Agreement.

"Most Recent Balance Sheet" has the meaning set forth in Section 4.13(c).

"NASDAQ" means the NASDAQ Capital Market or such other stock exchange on which the Parent Common Shares are traded.

"Objection Notice" has the meaning set forth in Section 3.3(b).

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Authority.

"Organizational Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

"Parent" has the meaning set forth in the Preamble.

"Parent Board" has the meaning set forth in the Recitals.

"Parent Common Shares" has the meaning set forth in Section 5.2(a).

"Parent Consents" has the meaning set forth in Section 9.3(c).

“Parent Financial Statements" has the meaning set forth in Section 5.6(a).

"Parent's Knowledge" means the actual knowledge of Robert W. Leasure, Jr. and Beth A. Taylor after due inquiry. In addition, a Person shall be deemed to have "knowledge" of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person's actual possession (whether physical or electronic).

"Parent Indemnified Parties" and "Parent Indemnified Party" have the meanings set forth in Section 8.2.

"Parent Preferred Shares" has the meaning set forth in Section 5.2(a).

"Parent Releasee" has the meaning set forth in Section 6.7(a).

"Parent Stock" means a number of Parent Common Shares equal to the lesser of: (a) 1,800,000 shares or (b) the number of shares obtained by dividing: (i) $27,000,000, by (ii) the lesser of (A) the weighted average closing price of Parent Common Shares as reported by NASDAQ for the twenty (20) trading-day period ending on the third trading day prior to the Closing Date, and (B) the offering price per share in any Common Stock offering (public or private) by Parent after the Effective Date and prior to the Closing.

"Payoff Letters" has the meaning set forth in Section 9.4(f).

"Per Share Adjustment Surplus Amount" means (a) the Adjustment Surplus Amount, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Closing Cash Payment Amount" means (a) the Closing Cash Payment as set forth on the Pre-Closing Statement, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Merger Consideration" means (a) the Merger Consideration, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Parent Stock Amount" means (a) the number of shares of Parent Stock, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Stockholder Note Amount" means (a) One Million Five Hundred Thousand Dollars ($1,500,000), divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) any Lien on funds in escrow with the PPP Lender securing the repayment of the PPP Loan.

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society, or Governmental Authority.

"Personal Property Leases" has the meaning set forth in Section 4.5(b).

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of the Company or Parent, as applicable.

"PPP Escrow Agreement" has the meaning set forth in Section 3.2(b)(vii).

"PPP Escrow Amount" means an amount equal to the PPP Loan, plus any additional amounts required to be deposited with the PPP Lender under the PPP Escrow Agreement.

"PPP Lender" means BBVA USA.

"PPP Loan" means that certain loan in the original principal amount of $228,464 made by the PPP Lender to the Company pursuant to the Paycheck Protection Program under the CARES Act, and all accrued and unpaid interest thereon and any penalties or premiums which may become payable with respect thereto, which loan is evidenced by that certain Paycheck Protection Program Promissory Note, dated April 20, 2020.

"PPP Loan Forgiveness Application" means the forgiveness application submitted by the Company with respect to the PPP Loan.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.

"Pre-Closing Statement" has the meaning set forth in Section 3.2(a).

"Qualified Benefit Plan" has the meaning set forth in Section 4.8(b).

"Real Property Leases" has the meaning set forth in Section 4.17(a).

"Related Party" means (i) any Affiliate of the Company or either of the Stockholders, and (ii) any director or officer of the Company and any member of their immediately family or their respective Affiliates.

"Releasee" has the meaning set forth in Section 6.7(a).

"Releasing Persons" has the meaning set forth in Section 6.7(a).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors, or other agents.

"Required Information" has the meaning set forth in Section 6.2(b).

"Resolved Items" has the meaning set forth in Section 3.3(c).

"Restricted Party" shall mean each Stockholder.

"Restricted Period" has the meaning set forth in Section 6.11(a).

"Review Period" has the meaning set forth in Section 3.3(b).

"Rule 144" means 17 CFR 230.144, as amended, modified, supplemented or replaced.

"SBA" means the United States Small Business Administration.

"SEC" means the U.S. Securities and Exchange Commission.

"Second Effective Time" has the meaning set forth in Section 2.3(b).

"Second Merger" has the meaning set forth in the recitals of the Agreement.

"Second Statement of Merger" has the meaning set forth in Section 2.3(b).

"Section 481 Adjustment" means the estimated amount of corporate income tax (assuming a twenty-five percent (25%) corporate income tax rate) required to be paid by the Parent or the Surviving Entity by reason of the required inclusion in income under Section 481 of the Code (if any) arising from the Company’s change in method of accounting from the cash method to the accrual method after the Closing by reason of the Mergers.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Stockholder" has the meaning set forth in the Preamble.

"Stockholder Indemnified Parties" and "Stockholder Indemnified Party" have the meaning set forth in Section 8.3.

"Stockholder Note" means an unsecured, subordinated promissory note made by the Surviving Entity in favor of a Stockholder in substantially the form attached hereto as Exhibit C.

"Stockholder Written Consent" has the meaning set forth in the recitals.

"Straddle Period" has the meaning set forth in Section 7.1.

"Surviving Entity" has the meaning set forth in Section 2.1(b).

"Target Working Capital" means Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

"Tax Return" means any and all returns, reports, information statements and amendments thereto, filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in accordance with any Legal Requirements.

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

"Termination Fee" has the meaning set forth in Section 10.3(b).

"Third Party" means any Person, other than Parent, Merger Subs, Stockholders, the Company, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 8.5(a).

"Threshold Amount" has the meaning set forth in Section 8.4(a).

"Transaction Documents" means: (a) the Agreement; (b) the Escrow Agreement, (c) the Lease Agreement; and (d) any such other assignments, agreements, documents, and certificates as may be contemplated hereby.

"Transfer Agent" means Computershare Ltd. and any successor thereto as transfer agent for the Parent Common Stock.

"Transfer Taxes" has the meaning set forth in Section 7.3.

"Union" has the meaning set forth in Section 4.7(b).

"Unresolved Items" has the meaning set forth in Section 3.3(c).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Legal Requirements related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Adjustment" means the amount (if any) by which the Closing Net Working Capital is less or more than the Target Working Capital (it being understood that if the Closing Net Working Capital is the same as the Target Working Capital, the Working Capital Adjustment shall be $0). For the avoidance of doubt, if the Closing Net Working Capital is less than the Target Working Capital, the Working Capital Adjustment shall be expressed as a negative number, and if the Closing Net Working Capital is greater than the Target Working Capital, the Working Capital Adjustment shall be expressed as a positive number.

ARTICLE II.
THE MERGERS

Section 2.1.           The Mergers.

(a)            First Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCAA, at the Effective Time: (i) Merger Sub will merge with and into the Company; (ii) the separate corporate existence of Merger Sub will cease; and (iii) the Company will continue its corporate existence under the CCAA as the surviving entity of the First Merger and a wholly-owned subsidiary of Parent (sometimes referred to herein as the "Interim Surviving Corporation").

(b)           Second Merger. As part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CCAA and the Indiana Act, the Interim Surviving Corporation shall be merged with and into Merger Sub LLC, whereupon the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub LLC shall continue its existence under Indiana law as the surviving company in the Second Merger (the "Surviving Entity") and a direct wholly-owned subsidiary of Parent.

Section 2.2.        Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the "Closing") will take place at the offices of Ice Miller LLP at One American Square, Suite 2900, Indianapolis, Indiana 46282, at 10:00 a.m. Eastern Standard Time or by exchange of the required documents by facsimile or email on the date mutually agreed by the parties that is no later than five (5) Business Days following the satisfaction and/or waiver of all conditions to the Mergers set forth in ARTICLE IX (other than conditions that are to be satisfied at the Closing) unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date." Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3.         Effective Time and Second Effective Time.

(a)            Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub will cause a statement of merger (the "First Statement of Merger") to be executed, acknowledged, and filed with the Secretary of State of Colorado in accordance with the relevant provisions of the CCAA and shall make all other filings or recordings required under the CCAA. The First Merger will become effective at such time as the First Statement of Merger has been duly filed with the Secretary of State of Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Statement of Merger in accordance with the CCAA (the effective time of the First Merger being referred to herein as the "Effective Time").

(b)           Second Effective Time. Immediately following the Effective Time on the Closing Date, the Company and Merger Sub LLC will cause a statement of merger (the "Second Statement of Merger") to be executed, acknowledged, and filed with the Secretary of State of Colorado and the Secretary of State of Indiana in accordance with the relevant provisions of the CCAA and the Indiana Act and shall make all other filings or recordings required under the CCAA and the Indiana Act. The Second Merger will become effective at such time as the Second Statement of Merger has been duly filed with the Secretary of State of Colorado and the Secretary of State of Indiana or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Statement of Merger in accordance with the CCAA and the Indiana Act (the effective time of the Second Merger being referred to herein as the "Second Effective Time").

Section 2.4.         Effects of the Mergers.

(a)            First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCAA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the First Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Interim Surviving Corporation.

(b)           Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCAA and Indiana Act. Without limiting the generality of the foregoing, and subject thereto from and after the Second Effective Time, the effects of the Second Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Interim Surviving Corporation and Merger Sub LLC shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Interim Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 2.5.         Organizational Documents.

(a)            Interim Surviving Corporation. At the Effective Time: (i) the articles of incorporation of the Interim Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit D, and, as so amended and restated, shall be the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Interim Surviving Corporation's name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Interim Surviving Corporation, and applicable Legal Requirement.

(b)           Surviving Entity. At the Second Effective Time: (i) the articles of organization of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the operating agreement of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the articles of organization of the Surviving Entity, and applicable Legal Requirement, except that the name of the Surviving Entity shall be Inotiv Boulder, LLC.

Section 2.6.         Directors and Officers.

(a)            Interim Surviving Corporation. At the Effective Time, the initial directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Interim Surviving Corporation until their death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Interim Surviving Corporation.

(b)           Surviving Entity. At the Second Effective Time, the initial managers and officers of the Surviving Entity shall be the directors and officers, respectively, of the Interim Surviving Corporation immediately prior to the Second Effective Time, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of the Surviving Entity.

ARTICLE III.
EFFECT OF THE MERGERS ON CAPITAL STOCK; PAYMENTS AT CLOSING

Section 3.1.         Effect of the First Merger on Capital Stock. At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Subs, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company or the holder of any membership interest in Merger Sub LLC:

(a)            Cancellation of Certain Company Stock. Each share of stock of the Company, common, preferred, or otherwise that is owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Company Stock. Each share of stock of the Company, common, preferred, or otherwise, issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the Per Share Merger Consideration; provided, however, that each Stockholder shall have the right to elect to receive a greater or lesser proportion of the Merger Consideration payable to such Stockholder in cash or in Parent Stock by making a written election with respect thereto that is delivered to the Company and Parent on or prior to the fifth (5th) Business Day prior to the Closing Date; and provided, further, that in no event will any election made by a Stockholder result in an increase in (i) the aggregate Merger Consideration, (ii) the amount or proportion of the aggregate Merger Consideration to be paid to all of the Stockholders as a group in cash, or (iii) the number of shares of Parent Stock required to be issued to all of the Stockholders as a group or the proportion of the aggregate Merger Consideration represented by shares of Parent Stock.

(c)           Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, of the Interim Surviving Corporation ("Interim Surviving Corporation Common Stock") with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. From and after the Effective Date, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Interim Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Cancellation of Shares. At the Effective Time, (i) all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, (ii) no holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of the Company Stock (“Certificates”) shall have any rights as a stockholder of the Company, and (iii) Certificates representing any outstanding shares of Company Stock (except for Cancelled Shares) shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement.

Section 3.2.         Payments at Closing.

(a)            At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the "Pre-Closing Statement") setting forth the following information: (i) for each Stockholder, such Stockholder's name, address, email address, bank account information and wire instructions for delivery of such Stockholder's share of the Closing Cash Payment and any other amounts to be paid to such Stockholder pursuant to this Agreement, and account number for the account at the Transfer Agent into which such Stockholder's share of the Parent Stock is to be transferred; (ii) the number of shares of Company Stock held by each such Stockholder immediately prior to the Effective Time and the amount of cash and number of shares of Parent Stock to be received by such Stockholder after giving effect to any election made by the Stockholders pursuant to Section 3.1(b), including a reasonably detailed calculation of such amounts and number of shares (or a formula therefor (including a sample calculation) that enables such calculation upon determination of the per share price of Parent Stock); (iii) an estimate of Closing Cash as of immediately prior to the Effective Time; (iv) an estimate of Closing Indebtedness as of immediately prior to the Effective Time; (v) an estimate of Closing Net Working Capital as of immediately prior to the Effective Time; (vi) an estimate of the Working Capital Adjustment as of immediately prior to the Effective Time; (vii) a calculation of the Closing Cash Payment, showing each component thereof, calculated using such estimated amounts; (viii) a list of all Company Expenses payable in connection with the Closing, including the recipients of such Company Expenses, the amounts to be paid to each such recipient (before any applicable Tax withholding), and, to the extent available, wire transfer instructions or a mailing address for payment to be made; and (ix) a list, including amounts, payees and wire instructions, of all Indebtedness of the Company to be repaid at Closing in accordance with the Payoff Letters.

(b)            Subject to the terms and conditions of this Agreement, at the Closing, Parent shall:

(i)            Pay to each Stockholder, by wire transfer of immediately available funds to the account designated for such Stockholder in the Pre-Closing Statement, either (A) if such Stockholder has not made an election under Section 3.1(b) that affects the amount of cash to be received by such Stockholder in the Merger, the Per Share Closing Cash Payment Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time or (B) if such Stockholder has made an election under Section 3.1(b) that affects the amount of cash to be received by such Stockholder in the Merger, the amount of cash elected by such Stockholder under Section 3.1(b) as set forth in the Pre-Closing Statement;

(ii)            Deliver to each Stockholder through book-entry delivery to the account of the Stockholder at the Transfer Agent set forth in the Pre-Closing Statement, either (A) if such Stockholder has not made an election under Section 3.1(b) that affects the number of shares of Parent Stock to be received by such Stockholder in the Merger, a number of shares of Parent Stock equal to the Per Share Parent Stock Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time, or (B) if such Stockholder has made an election under Section 3.1(b) that affects the number of shares of Parent Stock to be received by such Stockholder in the Merger, the number of shares of Parent Stock elected by such Stockholder under Section 3.1(b) as set forth in the Pre-Closing Statement;

(iii)            Deliver to each Stockholder a Stockholder Note in a principal amount equal to the Per Share Stockholder Note Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time;

(iv)            Pay to each holder of Closing Indebtedness the full amount of such Indebtedness in accordance with the information in the Pre-Closing Statement and the Payoff Letters. Parent and the Company will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release of any Liens securing such Closing Indebtedness in connection with such repayment.

(v)            Pay all outstanding Company Expenses in the amounts, to the recipients and pursuant to the instructions set forth in the Pre-Closing Statement.

(vi)            Deposit, or cause to be deposited, (X) the Adjustment Escrow Amount in immediately available funds into the Adjustment Escrow Account and (Y) the Indemnity Escrow Amount in immediately available funds into the Indemnity Escrow Account, in each case, such funds to be held and maintained by the Escrow Agent pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit E to be entered into on the Closing Date by and among Parent, the Stockholders, and the Escrow Agent (the "Escrow Agreement"), and Parent will be deemed to have contributed on behalf of each Stockholder, his or her pro rata portion of the Adjustment Escrow Amount and the Indemnity Escrow Amount into the applicable Escrow Account. The parties hereto agree for all Tax purposes that (A) the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of applicable Legal Requirement, as appropriate, and (B) if, and to the extent any portion of the Escrow Account is actually distributed to the Stockholders, interest may be imputed on such portion, as required by Section 483 or 1274 of the Code.

(vii)           If the Forgiveness Determination Date does not occur prior to the Closing, deposit, or cause to be deposited, the PPP Escrow Amount into an escrow account established by the PPP Lender and upon the terms and conditions in that certain PPP Escrow Agreement to be dated as of the Closing Date, by and between the Company and the PPP Lender (the "PPP Escrow Agreement"), and Parent will be deemed to have contributed on behalf of each Stockholder, his or her pro rata portion of the PPP Escrow Amount. The PPP Escrow Amount shall be available to be distributed to the Stockholders or the PPP Lender, as applicable, in accordance with the PPP Escrow Agreement.

Section 3.3.     Post-Closing Adjustments.

(a)     Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Stockholders a written statement (the "Closing Statement") which shall include (i) a balance sheet of the Company, as of the Closing Date (the "Closing Balance Sheet") and (ii) Parent's calculations of (A) Closing Cash, (B) Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), (C) Closing Net Working Capital (without giving effect to the transactions contemplated by this Agreement), (D) the Working Capital Adjustment, and (E) the Company Expenses, in each case as of the Effective Time. The Closing Statement shall be prepared in accordance with the methodologies and practices used by the Company in the preparation of the Pre-Closing Statement and shall include reasonable supporting documentation for the calculations and components contained therein.

(b)     The Stockholders shall have thirty (30) days following their receipt of the Closing Statement (the "Review Period") to review the same. During the Review Period, the Surviving Entity and Parent shall provide the Stockholders with (i) such information as may be reasonably requested by the Stockholders with respect to their review of the Closing Statement, including without limitation all accountant work papers and the books and records of Surviving Entity and (ii) access to any personnel of Parent (or any of its subsidiaries) or the Company, including Third Party accountants and auditors who are familiar with such matters or otherwise involved in the preparation of the Closing Balance Sheet and other information contained in the Closing Statement and/or any components thereof. On or before the expiration of the Review Period, the Stockholders shall deliver to Parent a reasonably detailed written statement accepting or objecting to the Closing Statement. In the event that the Stockholders shall object to the Closing Statement, such written statement (an "Objection Notice") shall include a reasonable explanation of the Stockholders' objections and the reasons therefor. The Stockholders may object to any component of the Closing Statement and/or any of the calculations set forth therein and/or any component of any of the numbers set forth in the Closing Statement or any other matters set forth therein. If the Stockholders do not deliver an Objection Notice to Parent within the Review Period, the Stockholders shall collectively be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further appeal.

(c)      In the event that the Stockholders shall have duly delivered an Objection Notice to Parent within the Review Period, Parent and the Stockholders shall promptly in good faith attempt to resolve the objections contained therein. All such objections that are resolved in a signed writing between the parties shall be final, binding and conclusive on the parties and not subject to further appeal (the "Resolved Items"). Any such objections which cannot be resolved between Parent and the Stockholders within thirty (30) days following Parent's receipt of the Objection Notice (such specific remaining objections, collectively, the "Unresolved Items") shall be resolved in accordance with this Section 3.3(c); provided, that neither Parent nor the Stockholders shall be permitted to raise any objection to the Pre-Closing Statement or the Closing Statement, as applicable, unless such objection is raised in the initial Closing Statement or the initial Objection Notice, respectively, as opposed to any amendment or restatement thereof, none of which shall be permitted. Should the Stockholders and Parent not be able to resolve such Unresolved Items, within the thirty (30) day period described above, either party may submit only the Unresolved Items to the Independent Accounting Firm for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each of Parent and the Stockholders agree to execute, if required, a customary engagement letter with the Independent Accounting Firm. Such Independent Accounting Firm shall review only the Unresolved Items and shall deliver a written statement, within thirty (30) days of the submission of the Unresolved Items to such Independent Accounting Firm (it being understood that all Unresolved Items must be submitted at the same time), setting forth its own calculation of each of the Unresolved Items. The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement or the Objection Notice, as applicable, and shall be made using the same methodologies and practices used by the Company in the preparation of the Most Recent Balance Sheet, consistently applied, and shall be based solely on the materials submitted to the Independent Accounting Firm by Parent or the Stockholders, and not by independent review. Neither Parent nor Stockholders shall have or conduct any communication, either written or oral, with the Independent Accounting Firm without the other party either being present or receiving a concurrent copy of any written communication. The Independent Accounting Firm's calculations of the Unresolved Items, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. Each party shall bear its own costs and expenses in connection with the resolution of such Unresolved Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be allocated between Parent and the Stockholders so that the amount of fees and expenses paid by the Stockholders (with the remainder of such amount being paid by Parent) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholders (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute. The parties agree that the procedure set forth in this Section 3.3(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Independent Accounting Firm's determination may be enforced in any court of competent jurisdiction.

(d)     Adjustments.

  (i)            Once Closing Cash, Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), Closing Net Working Capital and the Working Capital Adjustment as of the Effective Time are finally determined pursuant to this Section 3.3, the parties shall recalculate the Closing Cash Payment using such finally determined amounts of Closing Cash, Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), Closing Net Working Capital and the Working Capital Adjustment instead of Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Net Working Capital and Estimated Working Capital Adjustment, respectively.

  (ii)            To the extent that the amount of the recalculated Closing Cash Payment is less than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Deficit Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, the Stockholders and Parent shall jointly instruct the Escrow Agent to disburse to Parent a portion of the Adjustment Escrow Amount equal to the Adjustment Deficit Amount, and to the extent, if any, the amount available for distribution from the Adjustment Escrow Account is less than the Adjustment Deficit Amount, the Stockholders shall pay to Parent the amount of such difference up to an amount equal to the Closing Cash, promptly, but in no event later than five Business Days following such written demand, by wire transfer of immediately available funds. To the extent the Adjustment Deficit Amount exceeds the amount of Closing Cash, Parent shall set-off against the aggregate remaining principal balance of the Stockholder Notes (pro rata as between the Stockholders in accordance with the principal balances of their Stockholder Notes), effective as of the Closing Date, the remaining Adjustment Deficit Amount. Thereafter, if the amount of any such difference owed to Parent hereunder that is not satisfied from the Closing Cash, the Adjustment Escrow Account, or by setoff against the Stockholder Notes as provided herein shall be paid by the Stockholders to Parent in cash by wire transfer of immediately available funds to the account(s) designated in writing by Parent, promptly, but in no event later than five Business Days following such written demand, by wire transfer of immediately available funds.

  (iii)          To the extent that the amount of the recalculated Closing Cash Payment is greater than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Surplus Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, Parent shall, or shall cause the Surviving Entity to, pay an amount equal to the Adjustment Surplus Amount by wire transfer of immediately available funds to the Stockholders (pro rata based on the number of shares of Company Stock held by each Stockholder immediately prior to the Effective Time).

  (iv)          After giving effect to clauses (ii) and (iii) of this Section 3.3, Parent and the Stockholders shall jointly instruct the Escrow Agent to disburse to the Stockholders (pro rata based on the number of shares of Company Stock held by each Stockholder immediately prior to the Effective Time) the remainder of the funds from the Adjustment Escrow Account, if any.

Section 3.4.      Withholding. Each of Parent, Merger Subs, and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Legal Requirement; provided, however, that except with respect to any compensatory payments to current or former employees of the Company, Parent shall (a) promptly provide such Persons with written notice of any amounts intended to be deducted or withheld reasonably in advance of the payment thereof, (b) cooperate in good faith with such Persons to seek to eliminate or reduce any such withholding or deduction, and (c) provide such Persons a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under any such applicable Legal Requirement. To the extent that amounts are so deducted and withheld by Parent, Merger Subs, or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subs, or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 3.5.      Tax Treatment. The Mergers are intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, the parties hereto intend the First Merger and the Second Merger, taken together, to constitute integrated steps in a single "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(b) and (g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

Section 3.6.      Effect of the Second Merger on Capital Stock. At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Subs, the Company or the Interim Surviving Corporation or any holder of capital stock of Parent, Merger Sub, the Company or the Interim Surviving Corporation or the holder of any membership interests in Merger Sub LLC, each share of Interim Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one common unit of the membership interest of the Surviving Entity, and each unit of membership interest of Merger Sub LLC issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a common unit of the membership interest of Surviving Entity.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Stockholder, on a joint and several basis (except with respect to Section 4.11(b)-(c), which are made on a several, not joint and several, basis), hereby makes the following representations and warranties to Parent and Merger Subs, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedules:

Section 4.1.      Organization and Good Standing; Ownership of Equity Interests.

(a)      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The Company has delivered or made available to Parent true, complete, and correct copies of each of its articles of incorporation and bylaws or comparable Organizational Documents as in effect on the date hereof. The Company is not in material violation of any of the provisions of its Organizational Documents.

(b)     The Company has no Equity Interests in any Person and has not previously owned or controlled, directly or indirectly, any interest in any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement.

Section 4.2.      Capitalization. Schedule 4.2 sets forth all of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding shares of Company Stock have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. Except as set forth on Schedule 4.2, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

Section 4.3.      Intellectual Property.

(a)      Schedule 4.3(a) sets forth a list of all unexpired patents, pending patent applications, registered trademarks, registered service marks, pending trademark or service mark applications and internet domain names licensed to, applied for or registered in the name of, the Company, or in which the Company has any rights, and all material copyright registrations or pending applications therefor owned by the Company, including the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). No registration relating thereto (if any) has lapsed, expired, or been abandoned or canceled or, to Company's Knowledge, is the subject of cancellation proceedings. The Company owns adequate rights or possesses adequate and enforceable license rights, (i) free and clear of all Liens (other than Liens to be released at the Closing), to use all Listed Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity) and (ii) to use all other material intellectual property (including patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; and any tangible embodiments of the foregoing) necessary to permit the Company to conduct its business as currently conducted (the Listed Intellectual Property, such other intellectual property rights and all worldwide statutory and common law rights associated therewith, the "Intellectual Property"). The Company has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to Company's Knowledge, threatened to the effect that any Intellectual Property owned by the Company is invalid or unenforceable. To Company's Knowledge, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property of the Company. The Company has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(b)      Schedule 4.3(b) lists all material Intellectual Property necessary for the conduct and operation of the Business as presently conducted.

(c)      No Intellectual Property owned or held for use in the Business by the Company is registered with a relevant Governmental Authority, domestic or foreign, and no such Intellectual Property is required to be so registered to protect or preserve the Company's rights thereto.

(d)      No Personnel or independent contractor of the Company has contributed to or participated in the discovery, creation, or development of any Intellectual Property on behalf of the Company except for such discoveries, creations, or development activities by employees of the Company in the course of their employment.

(e)      The Information Systems are fully operational and functioning consistent with the purposes for which they have been designed, and to Company’s Knowledge, are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor, if any. The Company owns or possesses a royalty-free license to use all Intellectual Property necessary to operate the Information Systems, without any known conflict with, or infringement of, the rights of others. None of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or, to Company’s Knowledge, any other Person. Except in connection with customary upgrade releases by third party suppliers, or any decision by Company to change third party suppliers in the Company’s best interest, there are no upgrades or additions required to be made to the Information Systems to meet the demands of the Business and its operations for the twelve (12) months after the Closing.

Section 4.4.       Material Contracts.

(a)       Schedule 4.4(a) lists, as of the Effective Date, each of the following Contracts to which the Company is a party or by which it is bound in connection with the Business (together with all Real Property Leases listed in Schedule 4.17(a) and all Intellectual Property licenses listed in Schedule 4.3(a), collectively, the "Material Contracts"):

(i)            any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for payments to or by the Company in excess of $10,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii)           (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for rental payments in excess of $10,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021);

(iii)          any Contract relating to the Intellectual Property owned by the Company or used in the Business, including, without limitation, Contracts relating to the development of such Intellectual Property;

(iv)          any Contract relating to the acquisition or disposition of any business of the Company (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation (including indemnification obligations or purchase price adjustments), contingent or otherwise;

(v)           any Contract under which the Company has continuing indemnification obligations, or is, or may become, obligated to pay any amount in respect of purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets (other than in the ordinary course of business) or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vi)          all employment, severance, consulting, bonus, profit sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the personnel (current or former) or Affiliates of the Company;

(vii)         any Contract with the SBA, the PPP Lender, or any other Person relating to the PPP Loan;

(viii)        any Contract under which any Person has guaranteed any Indebtedness by or for the Company;

(ix)           any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(x)            any Contract containing covenants purporting to limit, in any material respect, the freedom of the Company or any of its Personnel (current or former) to compete in any business or in any geographic area;

(xi)           any Contract relating to confidentiality or non-disclosure (whether the Company is subject to or the beneficiary of such obligations);

(xii)          any agency, dealer, distributor, sales representative, service provider, consignment, marketing, or similar Contract;

(xiii)         any Contract requiring payments or distributions to any Stockholder or Personnel of the Company (current or former), or any relative or Affiliate of any such Person;

(xiv)         any Contract not made in the ordinary course of business that is otherwise material to the operations, business prospects, or financial condition of the Company;

(xv)          any Contract providing for termination, retention, change in control or similar payments to any Person;

(xvi)         any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, rebates, discounts, or benefits offered to other customers of the Company, including any Contract which contains a "most favored nation" provision; and

(xvii)        any other Contract (or group of related Contracts) under which the Company (A) is obligated to make payment or incur costs or (B) generates revenue, in each case in excess of $25,000 and which is not otherwise described in clauses (i) - (xvi) above.

(b)             The Company has provided Parent with true and complete copies of all written Material Contracts and each amendment, supplement, waiver, or modification thereto, and has provided to Parent a written summary setting forth the terms and conditions of each oral Material Contract. All of the Material Contracts identified on, or required to be identified on Schedule 4.4(a) are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to Company's Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and, except to the extent that any Consents set forth on Schedule 4.12(a) have not been obtained or such Material Contract has expired in accordance with its terms, shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither the Company nor any other party thereto, has breached any material provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company or any other party to be in default under any of the Material Contracts or would constitute a material breach or default or permit termination, modification or acceleration under any such Material Contract. The Company has not (i) received any notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the ordinary course of business or as otherwise identified on Schedule 4.4(a). Except for the Consents set forth on Schedule 4.12(a), the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate, modify or renegotiate any Material Contract.

Section 4.5.            Title; Equipment; Condition of Fixed Assets.

(a)            The Company has good and marketable title to all the items of personal property owned or held for use in the Business by the Company, free and clear of all Liens, other than Permitted Liens. The Company holds good and transferable interests in all such personal property that is physically located at the premises on which the Company has a leasehold interest, owns real property, or conducts the Business.

(b)            Schedule 4.5(b) sets forth all leases of personal property ("Personal Property Leases") relating to the property used by the Company in the Business or to which the Company is a party or by which any of the properties or assets of the Company is bound. All the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to the Parent true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.

(c)            The Company is not in breach or default under any Personal Property Lease. Each of the Personal Property Leases is in full force and effect, and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Personal Property Leases, and to the Company's Knowledge, no other party is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d)            All items of personal property owned by the Company or held for use in the Business are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices.

Section 4.6.            Compliance with Legal Requirements.

(a)            The Company is in compliance in all material respects with all Legal Requirements applicable to the operation of the Business. Since January 1, 2016, the Company has not received any written notice from any Governmental Authority alleging any failure to comply with any Legal Requirement applicable to the operation of the Business. The Company is not, to its Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Business.

(b)            To the extent the Company is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Legal Requirements.

Section 4.7.             Employee Matters.

(a)             Schedule 4.7 correctly sets forth, as of the Effective Date, the name and current annual salary or hourly wage, as applicable, of each employee of the Company and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Schedule 4.7, (a) the Company has complied with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other Taxes), and to Company's Knowledge, the Company does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) the Company has not committed any unfair labor practices, (c) to the Company's Knowledge, none of the employees of the Company are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company except for agreements between the Company and its present and former employees, (d) all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Legal Requirements and (e) all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company does not have any foreign national employees.

(b)            The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to Company's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)            The Company has not, in the past five years, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an "employment loss" (as defined in the WARN Act) during the previous six (6) months.

Section 4.8.             Employee Benefits.

(a)             Schedule 4.8 sets forth a list of all Employee Plans (individually referred to as a "Company Plan"). The Company has furnished to Parent (i) accurate and complete copies of all documents constituting each Company Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Company Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iii) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts relating to each Company Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation for each Company Plan (including under Code Sections 415, 410(b), 414(s), 401(k) and 401(m) for each Qualified Benefit Plan), as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Company Plan.

(b)            Each Company Plan has been established, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Plan that are due have been timely paid in accordance with the terms of such Company Plan and all applicable Legal Requirements and accounting principles, and all contributions and premiums for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(c)            With respect to each Company Plan: (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (ii) no such plan is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iii) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(d)            Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(e)            There is no pending or, to Company's Knowledge, threatened Matter relating to a Company Plan (other than routine claims for benefits) and no Company Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)            There has been no amendment to, announcement by the Company relating to or change in employee participation or coverage under any Company Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(g)            Each Company Plan that is subject to Section 409A of the Code has been documented and operated in material compliance with such Section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). There is no contract by which the Company is bound to compensate any employee for taxes or interest paid pursuant to Section 409A of the Code.

(h)            The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances that on their own would not result in any entitlement to payment) entitle any employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. There is no contract covering any employee or other service provider of the Company that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 4.8(h) sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent.

(i)          Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent the Company or any ERISA Affiliate from amending or terminating any Company Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(j)          Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(k)        The Company has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA"). The Company has never been subject to the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

Section 4.9.         Certain Liabilities. As of the Effective Date, the Company has no Liabilities relating to the Business Employees other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since December 31, 2020, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to the Company or the Business.

Section 4.10.       Legal Proceedings. There is no Matter pending or, to Company's Knowledge, threatened against the Company as of the Effective Date, or to which the Company is otherwise a party, nor to the Company's Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect. The Company is not subject to any Order, and the Company is not in breach of any Order. The Company is not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To the Company's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Company.

Section 4.11.       Authority; Binding Nature of Agreement.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of the Company, its board of directors and its Stockholders. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)        Each Stockholder has all necessary authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which he or she is a party and to perform his or her respective obligations under this Agreement and the Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which each Stockholder is a party will be at or prior to Closing duly and validly executed and delivered by each Stockholder who is a party thereto and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which a Stockholder is a party will constitute, the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)         Each Stockholder being issued any Parent Common Shares is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Stockholder is acquiring the Parent Common Shares for investment for such Stockholder's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Stockholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Parent Common Shares. Such Stockholder acknowledges that the Parent Common Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, and that the Stockholder has no right to require Parent to register any of such Parent Common Shares for resale under federal or state law. Such Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions. Such Stockholder has such knowledge and experience in financial and business matters so that Stockholder is capable of evaluating the merits and risks of its investment in the Parent. Such Stockholder has had an opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the Parent's business, management and financial affairs, which questions were answered to such Person's complete and total satisfaction. Such Stockholder has received all the information he or she considers necessary or appropriate for deciding whether to acquire the Parent Common Shares. Except as set forth herein, such Stockholder is not relying on any statements or representations of the Parent or its agents for legal advice with respect to the acquisition of Parent Common Shares.

Section 4.12.       Non-Contravention; Required Consents.

(a)         Except as set forth on Schedule 4.12(a), the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of: (i) the articles of incorporation or bylaws or other charter or Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Legal Requirement.

(b)        No Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company of any action contemplated hereby or thereby.

(c)        The Company Board and Stockholders have by joint unanimous written consent duly authorized, approved, and directed the Company to enter into this Agreement and the Transaction Documents, as applicable, and give effect to the Mergers following satisfaction of the conditions set forth in this Agreement.

Section 4.13.       Financial Statements.

(a)        The Company's fiscal year ends on December 31 of each year. Schedule 4.13(a) contains true and complete copies of (i) the audited balance sheet and statements of income and owners' equity and statements of cash flows of the Company as of, and for the annual periods ended, December 31, 2019, and 2020 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of the Company as of, and for the period ended March 31, 2021 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)        Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statements lack footnotes and are subject to normal and recurring year-end adjustments.

(c)         Except as and to the extent set forth on the most recent balance sheet of the Company included in the Interim Statements (the "Most Recent Balance Sheet"), the Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)        The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) the preparation of the Company’s financial statements for external purposes is in conformity with GAAP and maintains asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e)         Neither the Company nor, to Company's Knowledge, any director, officer, employee, auditor, accountant, or representative of the Company, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint or claim that the Company has engaged in illegal or fraudulent accounting, financial reporting, or auditing practices; (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof, the Company's accountants (in any written response letter) or to any director or officer of the Company; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company's chief executive officer, chief financial officer, general counsel, board of directors or any committee thereof.

Section 4.14.       Taxes. Except as set forth on Schedule 4.14:

(a)        All Tax Returns required to be filed by or with respect to the Company for all taxable periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements.

(b)       All Taxes that are due and payable by the Company or for which the Company is liable, including any applicable sales taxes with respect to sales of products, have been timely paid.

(c)        All Taxes that the Company is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable.

(d)        All Taxes required to be withheld or collected by the Company on or prior to the Closing Date from all employees and independent contractors of the Company have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority.

(e)         There are no audits of Tax Returns of the Company pending or, to Company's Knowledge, threatened, and all past audits of Tax returns of the Company, if any, have been settled. The Company is not a party to any pending or, to Company's Knowledge, threatened action, proceeding, or Matter against the Company for the assessment or collection of Taxes by any Governmental Authority, and there is no basis for any such action, proceeding, or Matter.

(f)          There are no Liens on any assets of the Company for Taxes (other than Taxes that are not yet due and payable).

(g)         The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Company is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business.

(h)         No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction.

(i)          The Company has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(j)          The Company has made available complete copies of all material Tax Returns filed with respect to the Company for the taxable periods that ended after December 31, 2016.

(k)         All the Stockholders are United States persons as defined in the Code.

(l)          The Company is (and has duly elected to be treated as) an S corporation pursuant to Code §1362(a) and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income Taxes. Each of these elections was initially effective as of the Company’s date of incorporation and is currently effective. No event has occurred (or fact has existed) that would preclude the Company from initially qualifying as an S corporation under Code §1361(a) or which would terminate the Company’s S corporation status. The Company has not incurred (and has no potential for) any liability for income Taxes under Code §1374 (or any similar provision of any state’s or other jurisdiction’s applicable Laws) on the disposition or sale of any asset of the Company (whether actual or deemed). The Company has no liability for Taxes under Code §1363(d) that is payable after the Closing Date.

(m)        The Company has not made an election under Code §444.

(n)         The Company and Stockholders, after consultation with their tax advisors, are not aware of the existence of any fact, or any action any has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of and in accordance with the intended Tax treatment set forth in Section 3.5 hereof.

Section 4.15.       Permits. The Company is in possession of all Permits reasonably necessary for the Company to own, lease, and operate its properties or to carry on its business as it is now being conducted. As of the Effective Date, no suspension or cancellation of any of such Permits is pending or, to Company's Knowledge, threatened. The Company is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 4.16.       Absence of Certain Changes. Since January 1, 2020, until the date of this Agreement, except as otherwise reflected in the Financial Statements (a) the Company has conducted the Business in the ordinary course of business, other than due to any actions taken as a result of COVID-19 Measures and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 4.16, since January 1, 2020, except as otherwise reflected in the Financial Statements, the Company has not: (a) sold, leased, transferred, pledged, encumbered or assigned any of the material assets of the Business outside the ordinary course of business; (b) entered into any material Contract (or series of related material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any material Contract except in the ordinary course of business and, to Company's Knowledge, no other party has done so as a result of any default by the Company; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material change in personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed accounting or Tax reporting principles, methods, or policies; or (j) entered into any commitment to do any of the foregoing.

Section 4.17.       Real Property.

(a)         Schedule 4.17(a) sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which the Company is a party or by which it is bound (collectively, the "Real Property Leases"). The Company has provided to Parent true, correct, and complete copies of each of the Real Property Leases.

(b)        The Real Property Leases constitute all interests in real property currently used, owned, occupied, or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted.

(c)         To Company’s Knowledge, all of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the "Improvements") (i) are in reasonably good operating condition and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. To Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements. To Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)        The Company has a valid, binding, and enforceable leasehold interest under each Real Property Lease under which it is a lessee, free and clear of all Liens, except Permitted Liens. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease, and no event has occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases, and, to Company's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e)         The Company has all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary or useful for the current use and operation of each Real Property Lease, and the Company has fully complied with all material conditions of the Permits applicable to them. The Company has not received any written notice from any Governmental Authority of any violations of any Legal Requirements affecting any portion of the land or Improvements associated with the Real Property Leases, and no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permits.

Section 4.18.       Environmental Matters. Except as disclosed on Schedule 4.18:

(a)         The Company has complied with and is in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any Stockholder has received any notice, report or information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by the Company or relating to the Business arising under Environmental, Health and Safety Requirements.

(b)           There is no Environmental Claim pending or, to Company's Knowledge, threatened against the Company, nor is there any Environmental Claim against any Person whose Liability for any Environmental Claim the Company has retained or assumed.

(c)            Neither the Company nor any of the Company's predecessors or Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Matters of Environmental Concern) or owned, occupied or operated any facility or property in a manner that has given or could give rise to any Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective, or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Requirements.

(d)           There are no Liens arising under any Environmental, Health and Safety Requirement on any real property arising as a result of any actions taken or omitted to be taken by the Company or any of its predecessors or Affiliates, and to Company’s Knowledge, no actions have been taken by any Governmental Authority with respect to the real property to impose an environmental Lien with respect to such real property as a result of any such actions.

(e)            No property or facility now or previously owned, occupied or operated by the Company or any of its predecessors or Affiliates is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list. The Company has not released any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental, Health and Safety Requirements.

(f)            No off-site location at which the Company or any of its predecessors or Affiliates has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(g)           Neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of Legal Requirement, assumed or undertaken any Liability or corrective, investigatory, or remedial obligation of any other Person relating to any Environmental, Health and Safety Requirements.

(h)           Schedule 4.18(h) contains a list of all material Environmental Permits and all written reports, correspondence, and other documentation in the Company's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Business (collectively, "Environmental Documentation"), and the Company and its Affiliates have provided Parent with copies of all such Environmental Documentation prior to the date hereof.

Section 4.19.       Insurance.

(a)            Schedule 4.19(a) sets forth, with respect to each insurance policy under which the Company is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)           With respect to each insurance policy required to be set forth on Schedule 4.19(a): (i) the policy is in full force and effect in accordance with its terms; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Company's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)           The Company has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Schedule 4.19(a) will not be available in the future substantially on the same terms as are now in effect.

Section 4.20.      Transactions with Related Parties.

(a)            Except as otherwise disclosed on Schedule 4.20(a), (i) none of the customers, vendors, distributors or sales representatives of the Company is a Related Party; (ii) none of the assets held for use in the Business is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against the Company or any Stockholder in any way related to the Business; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of the Company; (vi) no Related Party is a party to any Contract with the Company; and (vii) no Related Party provides any administrative, legal, accounting or other services to the Company except in the ordinary course of business on arm's length terms.

(b)            Except as set forth on Schedule 4.20(b), any Contracts required to be disclosed on Schedule 4.20(a) are on arms-length terms.

Section 4.21.       Customers and Vendors. Schedule 4.21 sets forth the names of the ten (10) vendors and twenty-five (25) customers to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services, products or materials provided to or from the Company in respect of the Business during the twelve (12) month period ending December 31, 2020. Except as set forth on Schedule 4.21, in the past twelve (12) months, no such vendor or customer set forth on Schedule 4.21 has notified the Company that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with the Company.

Section 4.22.       No Brokers or Finders. Neither the Company, any Stockholder, nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.23.       COVID-19 Assistance.

(a)           The Company is and has been in material compliance with all COVID-19 Legal Requirements, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

(b)           The Company is and has been in material compliance with all COVID-19 Measures. The Company has materially followed all applicable guidance released by the United States Centers for Disease Control and any Orders issued by state or local governments related to COVID-19.

(c)            Except as set forth in Schedule 4.23(c), the Company has not since March 1, 2020, terminated or furloughed any employee or independent contractor of the Company, or deferred or reduced any employee's or independent contractor's compensation or work schedule, in each case, as a result of COVID-19 or COVID-19 Measures, whether due to unexpected economic downturn, government-imposed Orders temporarily closing, reducing or otherwise impacting the Business or any other COVID-19-related business constraints, and no such changes are currently contemplated.

(d)           Except as set forth in Schedule 4.23(d), the Company has not experienced, nor to the Company's Knowledge are there any facts that would, as of the Closing Date, give rise to, any actual material business interruptions, workforce changes or Damages arising out of, resulting from or related to COVID-19 or COVID-19 Measures currently in place, whether directly or indirectly, including without limitation: (i) the failure of the Company to timely provide services, (ii) the failure of the Company's managers, officers, employees, agents or independent contractors to timely perform services, (iii) labor shortages, (iv) reductions in demand, (v) restrictions on the Company's operations, (vi) reduced hours of operations or aggregate labor hours, (vii) any manager, officer, employee, agent or independent contractor of the Company testing positive for COVID-19, and (viii) the failure to comply with any COVID-19 Measures.

(e)            Schedule 4.23(e) sets forth a true, correct and complete list of (i) all federal, state and local stimulus or relief programs in which the Company is participating, including, but not limited to, the CARES Act, or in which it has participated or applied to participate, and (ii) the amount of funds requested or received by the Company under each such program, including any PPP Loan, any Economic Stabilization Fund loan, any loan or advance under the Economic Injury Disaster Loan program or other SBA loan (collectively, the "COVID-19 Assistance"). The Company prepared and filed the PPP Loan Forgiveness Application in accordance with applicable Legal Requirements, including applicable regulations of the SBA, and has made available to Parent true, correct, and complete copies of all applications, forms and other documents filed or submitted by the Company to any Governmental Authority or Third Party lender relating to any COVID-19 Assistance, including the PPP Loan Forgiveness Application. All certifications, representations and indications made by or on behalf of the Company to any Person, including any Governmental Authority, in connection with any COVID-19 Assistance were correct and complete in all material respects and were prepared in compliance with applicable Legal Requirements. The proceeds received from any COVID-19 Assistance, including the PPP Loan, were not used by the Company in violation of any applicable COVID-19 Legal Requirements in effect when the PPP Loan was made. The Company has maintained accounting and other records relating to each such COVID-19 Assistance, including the PPP Loan, and the use thereof that comply with all applicable COVID-19 Legal Requirements (including records that track the costs and other expenses for which the proceeds of the PPP Loan have been used), true, correct and complete copies of which have been made available to Parent. Except as set forth on Schedule 4.23(e), the Company has not received, obtained, or applied for any loan, exclusion, forgiveness, or other item pursuant to any COVID-19 Measure, including the CARES Act. In connection with the consummation of the transactions contemplated by this Agreement, the Company has complied with its obligations under SBA Procedural Notice No. 5000-20057, effective October 2, 2020, relating to changes of ownership under the terms of the Paycheck Protection Program.

(f)            The Company has not had any changes to any Employee Plans resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 4.24.       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company’s Disclosure Schedules), the Company Parties hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity). Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company’s Disclosure Schedules), neither the Company, the Stockholders, nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives or future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBs

Parent and Merger Subs, on a joint and several basis, hereby make the following representations and warranties to the Company Parties, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date):

Section 5.1.         Organization; Standing and Power; Organizational Documents.

(a)            Organization; Standing and Power. Each of Parent and Merger Subs is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent that the concept applies) under the laws of the state of its jurisdiction of organization, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Parent and Merger Subs is duly qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (to the extent that such concept applies) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Parent has delivered or made available true and correct copies of the Organizational Documents of Parent as of the Effective Date. Neither Parent nor the Merger Subs are in material violation of any of the provisions of its Organizational Documents.

Section 5.2.         Capital Structure.

(a)            As of the March 31, 2021, the authorized capital stock of the Parent consists of: (i) 19,000,000 Common Shares ("Parent Common Shares"); and (ii) 1,000,000 Preferred Shares (the "Parent Preferred Shares"). As of March 31, 2021, 11,179,041 Parent Common Shares were issued and outstanding and no Parent Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all of the Parent Common Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Parent owns any Parent Common Shares or Parent Preferred Shares. As of March 31, 2021, Parent has no other equity securities or securities convertible into equity securities that are issued or outstanding.

(b)           As of March 31, 2021, there are 1,334,442 Parent Common Shares reserved for issuance pursuant to Parent's Amended and Restated 2018 Equity Incentive Plan, as amended (the "Equity Plan"), of which 671,330 Parent Common Shares were subject to outstanding options and 663,112 Parent Common Shares were available for future awards under the Equity Plan.

Section 5.3.         Legal Proceedings. There is no Matter pending or, to Parent's Knowledge, threatened against Parent or its subsidiaries as of the Effective Date, or to which Parent or its subsidiaries is otherwise a party, nor to Parent's Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect. Neither Parent nor its subsidiaries is subject to any Order, and Parent and its subsidiaries are not in breach of any Order. Parent and its subsidiaries are not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To Parent's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of Parent or its subsidiaries.

Section 5.4.        Authority; Binding Nature of Agreement. Each of Parent, Merger Sub, and Merger Sub LLC has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby subject to approval by the Parent Board; and the execution, delivery and performance by Parent, Merger Sub, and Merger Sub LLC, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of Parent and its board of directors, Merger Sub and its board of directors, and Merger Sub LLC and its Board of Managers, respectively. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Parent and Merger Subs and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Parent or either Merger Sub is a party will constitute, the valid and binding obligation of Parent and Merger Subs, as applicable, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.5.         Non-Contravention; Consents.

(a)           The execution and delivery by Parent and Merger Subs of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent and Merger Subs with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Parent or Merger Subs to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent under any provision under any provision of the Organizational Documents of Parent.

(b)           The execution and delivery of this Agreement and the Transaction Documents, and the performance of hereof and thereof, by each of Parent, Merger Sub and Merger Sub LLC will not require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and any state securities laws, and filing and recordation of appropriate merger documents as required by the CCAA and the Indiana Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent, Merger Sub or Merger Sub LLC from performing its material obligations under this Agreement and the Transaction Documents.

Section 5.6.         SEC Filings; Financial Statements.

(a)            Parent has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since October 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Parent with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Parent Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. The consolidated financial statements (including all related notes and schedules) of Parent included in (a) Parent's annual report on Form 10-K filed December 22, 2020, for the fiscal year ended September 30, 2020 (including the notes thereto), and (b) Parent's quarterly report on Form 10-Q for the period ended December 31, 2020 (collectively, the “Parent Financial Statements”), fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)            Except as and to the extent set forth in Parent’s SEC Filings, neither Parent, Merger Sub, nor Merger Sub LLC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on the Parent Financial Statements, except for liabilities and obligations arising in the ordinary course of Parent’s, Merger Sub’s and Merger Sub LLC’s business.

(c)            Parent (including any employee thereof) has not received notice from Parent's independent auditors that Parent’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(d)           As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Filings. To the Parent's Knowledge, none of the SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.         No Prior Operations of Merger Subs. Merger Sub and Merger Sub LLC were formed solely for the purpose of engaging in the transactions contemplated hereby and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement and the Transaction Documents.

Section 5.8.        Taxes.

(a)            Parent, Merger Sub and Merger Sub LLC (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent as of the date of such financial statements that have not been paid.

(b)           Neither Parent, Merger Sub nor Merger Sub LLC has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(c)            Neither Parent, Merger Sub nor Merger Sub LLC has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)           For U.S. federal income tax purposes, (i) Parent is, and has been since its formation, classified as a corporation, (ii) Merger Sub is, and has been since its formation, classified as a corporation, and (iii) Merger Sub LLC is, and has been since its formation, classified as an entity disregarded as separate from Parent.

(e)            Each of Merger Sub and Merger Sub LLC is, and at all times since their respective formations has been, wholly-owned by Parent.

(f)            Parent, Merger Sub and Merger Sub LLC, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of and in accordance with the intended Tax treatment set forth in Section 3.5 hereof.

Section 5.9.         No Brokers or Finders. Parent has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 5.10.       Registration and Listing. The issued and outstanding Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOTV.” As of the Effective Date, there is no Matter pending or, to Parent's Knowledge, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Parent Common Shares or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Shares under the Exchange Act. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq Capital Market.

Section 5.11.       Parent Stock. The shares of Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. If certificated, the Parent Stock shall bear the following legend(s) (or if held in book entry form, will be noted with a similar restriction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Section 5.12.       Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurances that material information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

Section 5.13.       Investment Company Status. Parent is not, and after giving effect to the Transactions, Parent will not be, (a) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Section 5.14.       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV, the Parent and Merger Subs hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity). Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Parent, Merger Subs, nor any other person on behalf of the Parent or Merger Subs have made or makes, any representation or warranty, whether express or implied, with respect to, or in connection with, this Agreement and any such representations or warranties are expressly disclaimed.

ARTICLE VI.
COVENANTS OF THE PARTIES

Section 6.1.         Conduct of the Business Prior to Closing. The Company agrees that, between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, except as (a)  otherwise expressly contemplated by this Agreement, (b) otherwise consented to by Parent, in writing, (c) set forth on Schedule 6.1, or (d) required by applicable Legal Requirement, the Company shall, and the Stockholders shall cause the Company to: (i) conduct its business and operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as otherwise consented to by Parent, in writing, during such period, which consent will not be unreasonably withheld, conditioned or delayed, the Company shall not, and the Stockholders shall cause the Company not to:

(a)            declare, accrue, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Interests (other than cash distributions to pay the Stockholders’ estimated income tax liabilities with respect to allocable income of the Company and other cash distributions in the normal course of business of the Company consistent with past practice), and shall not repurchase, redeem or otherwise reacquire any such Equity Interests;

(b)           authorize for issuance, issue, or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests;

(c)            amend or propose to make any change to the Company Organizational Documents;

(d)           materially increase the rates of direct compensation or bonus compensation payable or to become payable to any officer or employee of the Company, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

(e)            issue, sell, pledge, dispose of, or encumber any Equity Interests of the Company;

(f)            except as required by applicable Legal Requirement or by any Company Employee Plan or Contract in effect as of the Effective Date (i) increase the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Company Employee Plan, other than contributions required by Legal Requirement, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(g)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $10,000 in the aggregate;

(h)            transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other Equity Interests in any subsidiary of the Company;

(i)            repurchase, prepay, or incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(j)             enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract;

(k)            institute, settle, or compromise any legal action or Matter involving the payment of monetary damages by the Company or acknowledgement of wrongdoing or fault, other than any claims arising out of a breach or alleged breach settlement of claims, liabilities, or obligations reserved against on the Most Recent Balance Sheet or settlements or compromises that are solely monetary in nature and do not exceed $15,000 individually or $30,000 in the aggregate; provided, that neither the Company nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

(l)             make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Legal Requirement;

(m)          (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Most Recent Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its subsidiaries;

(n)           enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(o)           abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(p)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q)           agree or commit to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Legal Requirements, and nothing contained in this Section 6.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.2.         Cooperation; Financial Information.

(a)            Except as otherwise provided herein, Parent shall use its commercially reasonable efforts to arrange the Financing as promptly as reasonably practicable.

(b)           Each of the Stockholders and the Company shall, and shall cause their respective Representatives to, provide such cooperation and assistance to Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such cooperation and assistance does not unreasonably interfere with the ongoing operations of the Company), including the following actions:

(i)            Cooperating reasonably with the Financing Sources' customary due diligence and participating in a reasonable number of meetings with the Financing Sources and prospective investors in the Financing (and to cause the members of senior management and Representatives of the Company to participate in such meetings), road shows, and due diligence sessions, and cooperating reasonably with the marketing efforts of Parent and the Financing Sources, in connection with all or any portion of the Financing;

(ii)           Assisting Parent and the Financing Sources in the preparation of offering documents, business projections and pro formas, lender and investor presentations, and other similar materials for any bank or other debt or equity financing and similar documents required in connection with any of the Financing;

(iii)          Furnishing to Parent and the Financing Sources as promptly as reasonably practical and, in all cases, in a timely manner, such financial or pertinent information regarding the Company as may be reasonably available to the Company, and which is (1) reasonably requested by Parent in connection with the preparation of offering documents customary for a public offering of securities, and (2) reasonably necessary in order to consummate the Financing, including in connection with the preparation of customary pro forma financial information (all of the foregoing, the "Required Information"), all of which is Compliant;

(iv)         Taking such actions as are reasonably requested by Parent or the Financing Sources to facilitate the consummation of any debt financing that is part of the Financing (including reasonably facilitating the taking of collateral contemplated thereby) and the taking of corporate actions by the Company with respect to entering into definitive documentation with respect to the Financing; provided that any such corporate actions shall be contingent upon and effective as of the Closing;

(v)          To the extent required in connection with the Financing, requesting the Company's independent auditor to provide reasonable assistance to Parent consistent with customary practices (including to provide consent to Parent to use audit reports relating to the Most Recent Audited Financial Statements and, to the extent applicable, any other audited financial statements delivered pursuant to this Section 6.2(b) on customary terms in connection with the Financing, participating in due diligence sessions with the Financing Sources and requesting the provision to the Financing Sources of customary "comfort" letters from such auditor prior to the Closing Date (which shall provide customary "negative assurance" comfort);

(vi)          Executing and delivering, at and effective as of the Closing, such definitive financing documents, and other customary closing documents, as may be reasonably requested by Parent and are required in connection with the Financing; and

(vii)         Providing all providing all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by Parent or any of the Financing Sources.

(c)           The Company shall give Parent prompt written notice if it becomes aware that the Required Information taken as a whole is or becomes incorrect in any material respect. Notwithstanding the foregoing or anything to the contrary herein, neither the Company nor the Stockholders shall be deemed to have breached any of their representations, warranties, or covenants hereunder as a result of any action or omission taken at the request of the Parent or its authorized Representatives pursuant to this Section 6.2. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that does not harm or disparage the Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Company and its Affiliates provided to any of Parent, the Financing Sources or their respective Representatives pursuant to this Section 6.2 shall be kept confidential in accordance with Section 6.4, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Financing or that is otherwise required to be disclosed by the Parent in connection with the Financing, subject to customary confidentiality protections to the extent applicable.

(d)           Promptly upon the Company’s request, all reasonable and documented out-of-pocket costs incurred by Company, the Stockholders or their Affiliates in connection with complying with the provisions of this Section 6.2 shall be paid by Parent, and, in the event the Closing shall not occur, Parent shall indemnify and hold harmless the Company, Stockholders, their Affiliates and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of such financing arrangement.

Section 6.3.         Access to Information. Without undue disruption of its business, between the date of this Agreement and the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, the Company and Parent shall, and shall cause each of their Representatives, officers, and employees to, adhere to that certain Due Diligence and Exclusivity Agreement dated February 17, 2021, by and between the Company and Parent (the "Exclusivity Agreement"), which the parties hereto agree shall automatically terminate without further action as of the Effective Time.

Section 6.4.         Confidentiality. The parties shall adhere to the terms and conditions of that Mutual Confidential Disclosure Agreement dated February 6, 2020, by and between the Company and Parent (the "Confidentiality Agreement"), which the parties hereto agree shall automatically terminate without further action as of the Effective Time.

Section 6.5.         Regulatory and Other Authorization; Consents. The Company, Stockholders, Parent and Merger Subs shall use their commercially reasonable efforts to obtain the authorizations, consents, Orders, and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement (including without limitation those set forth on Schedule 4.12(a).

Section 6.6.         Press Releases. From and after the date hereof, each party hereto will, and will cause each of its Affiliates and representatives, in each case, to whom the Agreement and/or the details of the transactions contemplated herein have been disclosed by such party, to, maintain the confidentiality of this Agreement and will not, and will cause each of its Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, upon the Closing, the parties hereto shall release a joint press release mutually agreed upon by Parent and the Stockholders as set forth in Section 11.4.

Section 6.7.         Releases.

(a)            Effective as of the First Effective Time, the Company and each Stockholder, for itself and its agents, successors, assigns, direct and indirect Affiliates and any other similar Persons (collectively, the "Releasing Persons"), does hereby and forever irrevocably and unconditionally release and discharge (i) each of Parent, the Company, Merger Subs, Surviving Entity, and their Affiliates, shareholders, members, managers, officers, controlling persons, subsidiaries, directors, successors, and assigns (each, a "Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses and Damages whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought that such Releasing Person now has, has ever had, or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any Matter, cause, or event occurring contemporaneously with or prior to the Closing Date, and (ii) each of Parent and its shareholders and Affiliates (each, a "Parent Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses or Damages of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought that such Releasing Person now has, has ever had or may hereafter have against any Parent Releasee relating in any way to such Person's status as a stockholder of the Company or regarding the amount of the payments made to the Stockholders by Parent and/or the Surviving Entity hereunder.

(b)            Notwithstanding Section 6.7(a), nothing contained herein will operate to release any obligations of any Releasee or Parent Releasee (i) arising under the Transaction Documents or the transactions contemplated thereby or (ii) arising under or in connection with the terms of any Stockholder's employment with the Company or Surviving Entity; provided, further, that nothing herein will limit the rights of an Indemnified Party to indemnification under ARTICLE VIII with respect to matters arising out of such claim.

(c)            Each Stockholder, for itself and its Releasing Persons, hereby irrevocably agrees not to seek any indemnification or other remedy or institute, commence, prosecute or assert or otherwise threaten, directly or indirectly, any action of any kind, or in any manner voluntarily aid the seeking of any indemnification or other remedy or the institution, commencement, prosecution, or assertion or threat of any proceeding of any kind or in any manner serve or seek to serve as a plaintiff for any derivative proceeding of any kind, arising out of, based in whole or in part upon, relating to or existing by reason of any matter as to which the Stockholders have purposed to release and discharge another Person under this Section 6.7.

(d)           Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Company and each Stockholder acknowledges and agrees that any loss, Liability, claim, Damage, or expense (including costs of investigation, defense, and reasonable attorneys' fees) arising out of or in connection with (i) the assertion by or on behalf of the Company and such Stockholder or any such Stockholder's Releasing Persons of any claim or other matter purported to be released and discharged under this Section 6.7, and (ii) the assertion by any Third Party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Stockholder against such Third Party of any claims or other matters purported to be released pursuant to this Section 6.7 shall comprise Damages for which an Indemnified Party will be entitled to seek indemnification under ARTICLE VIII.

Section 6.8.         No Solicitation. From the date hereof and until the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, the Company and the Stockholders shall not, and shall cause any of their Representatives not to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of all or substantially all of the assets of the Company (other than the sale of assets in the ordinary course of business) or all or substantially all of the Equity Interests of the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with a potential Acquisition Transaction, (d) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any potential Acquisition Transaction, or (e) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Section 6.9.         Mutual Cooperation. Subsequent to Closing, Parent, Merger Subs, the Company, and the Stockholders, at the request of such other parties hereto, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the Merger and the other transactions contemplated by the Transaction Documents. The Stockholders shall reasonably work with Parent and Merger Subs to limit disruption to the Business during the transitionary period.

Section 6.10.       Preservation of Records. To the extent not transferred to Parent, the Stockholders agree to preserve and keep records held by them or their Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to Parent as may be reasonably required by Parent in connection with, among other things, any insurance claims by, Matters against or governmental investigations of the Company, Stockholders, and Parent or any of their Affiliates or in order to enable the Company, Stockholders, and Parent to comply with their respective obligations under this Agreement and the Transaction Documents. To the extent transferred to Parent and except to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, Parent agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to the Stockholders as may be reasonably required in connection with, among other things, filing of a tax return by any Company Party, any insurance claims by, Matters against or governmental investigations of a Company Party, or in order to enable Company Parties to comply with their respective obligations under this Agreement and the Transaction Documents. After the expiration of such three (3) year period, except, with respect to Parent, to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, neither the Stockholders nor Parent will destroy any of such books or records of the Business without giving the other party written notice thereof and the opportunity, at the other party's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 6.11.       Restrictive Covenants.

(a)           To induce Parent to enter into this Agreement, each Restricted Party covenants and agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (in each case, the "Restricted Period"), such Restricted Party will not, and shall cause each of its Affiliates not to, directly or indirectly, own, invest in, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, that is engaged in any Competitive Enterprise (i) in the area within one hundred (100) miles of the Company's offices in Boulder, Colorado, (ii) in the State of Colorado, (iii) in any state with a common border with Colorado, (iv) in the United States of America, and (v) in any market or jurisdiction in which the Company's products or services were sold or provided (through the internet or otherwise and, in the case of the internet, in any market or jurisdiction where the purchaser or user of the Company's products or services was located) during the twelve (12) months ended on the Closing Date. "Competitive Enterprise" shall mean the conduct of any activity that was conducted by the Company as part of the Business during the twelve (12) month period ending on the Closing Date that is engaged in any business that is competitive with the Business.

(b)           During the Restricted Period, each Restricted Party will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage any employee of Parent or any of its subsidiaries to leave his or her employment with Parent or any of its subsidiaries, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 6.11(b) shall prohibit generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Parent or its subsidiaries.

(c)           After the Closing until the earlier of (i) one (1) year following the Closing Date, and (ii) the date on which neither Restricted Party is employed by Parent or its Affiliates, each Restricted Party shall cooperate with Parent and its subsidiaries and use his, her or its commercially reasonable best efforts to continue and maintain for the benefit of Parent those business relationships of the Company existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, and the Company shall satisfy all Designated Pre-Closing Liabilities of the Company in a manner that is not detrimental to any of such relationships. The Restricted Parties shall refer to Parent all inquiries relating to the Business. No Restricted Party shall take any action that would tend to diminish the value of the Business after the Closing or that would interfere with the Business after the Closing. Without limiting the foregoing, except in connection with Restricted Party’s employment or other services for Parent or its Affiliates, during the Restricted Period each Restricted Party will not (A) directly or indirectly solicit or provide competitive services to any current client of Parent, the Surviving Entity or any person or entity who has been a client of Parent or Company at any time during the two (2) years immediately before Closing, or (B) directly or indirectly divert or influence or attempt to divert or influence any business of Parent or its subsidiaries to a competitor of Parent or its subsidiaries.

(d)           From and after the Closing Date, the Restricted Parties shall, and shall cause each of their Representatives, (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or the Surviving Entity or use or otherwise exploit for its own benefit or for the benefit of anyone other than Parent or the Surviving Entity, any Confidential Information used in the operations of or associated with the Business and (ii) to keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Restricted Parties or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (iii) is or becomes available to the Restricted Parties or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Representative by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 6.11(d) shall prohibit the Restricted Parties from disclosing any information should such Restricted Parties or its Representative be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case such Restricted Party shall inform Parent in writing of such request or obligation as soon as possible after such Restricted Party is informed of it and, if possible, before any information is disclosed, so that a protective Order or other appropriate remedy may be obtained by Parent. If any Restricted Party or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)            Notwithstanding anything to the contrary, in the case of breach or threatened breach of the covenants in this Section 6.11(e), (i) Parent may seek an injunction or specific performance to cause Restricted Parties to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Parent due to actions prohibited by the aforesaid covenants shall remain unaffected.

(f)            The parties hereto acknowledge that the covenants set forth in this Section 6.11 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Parent and its subsidiaries and the Business post-Closing, including the goodwill that Parent shall be purchasing from the Company pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 6.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(g)           It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 6.11 is held to cover a geographic area or to be for length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 6.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.11 that would be valid and enforceable under law.

Section 6.12.       Books and Records. Until the seventh (7th) annual anniversary of the Closing Date, Parent and Merger Subs shall, and shall cause the Surviving Entity and any of their respective Affiliates to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders or any of their respective Representatives (at their sole expense) during the normal business hours of Parent, Merger Subs, the Surviving Entity, or any of their respective Affiliates, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) annual anniversary of the Closing Date without first advising the Stockholders in writing and giving the Stockholders a reasonable opportunity to obtain possession thereof.

Section 6.13.       Further Action. Each party hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the Merger and the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.14.       Frustration of Closing Conditions. Subject to the terms and conditions herein and applicable Legal Requirement, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to delay or prevent the satisfaction of the conditions set forth in ARTICLE IX and, without limiting the foregoing, none of the parties hereto shall, or shall permit any of such party's Affiliates to, take any action (including without limitation the filing of any claim or action), directly or indirectly, the result of which would cause, or would reasonably be expected to cause, the delay or failure of the conditions to Closing set forth in ARTICLE IX.

Section 6.15.     Termination of Certain Agreements. The Company shall terminate, or cause to be terminated, all agreements set forth on Schedule 6.15, as of the Closing Date, and all liabilities thereunder shall have been satisfied (except to the extent that any such agreement provides for provisions that survive any termination thereof, in which case such provisions shall survive in accordance with the terms of the terminated agreements).

Section 6.16.     Stockholder Written Consent. Following the execution of this Agreement on the Effective Date, the Stockholders shall execute and deliver to the Company and Parent the Stockholder Written Consent.

Section 6.17.     Options to Purchase Parent Common Shares. Parent agrees to issue options to purchase an aggregate of 200,000 Parent Common Shares to certain Business Employees. Options will be issued on the Closing Date and subject to the terms of the Equity Plan, and will vest in three installments of 40%, 30%, and 30% on the first, second, and third anniversaries of the Closing Date, respectively. Such options shall be allocated to the Business Employees by Parent based on seniority and other such criteria as Parent deems appropriate.

Section 6.18.     Listing of the Parent Stock. Parent shall use its reasonable best efforts to cause the Parent Stock to be approved for listing on the NASDAQ prior to the Closing, subject to official notice of issuance.

Section 6.19.     Company 401(k) Plan. If requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, the Stockholders and the Company shall, prior to the Closing Date, take such corporate action as necessary to cause the Company 401(k) Plan to be amended such that the Company shall no longer be a participating employer, and the Business Employees will no longer be eligible to participate, in the Company 401(k) Plan as of the Closing Date, subject to the consummation of the transactions contemplated by this Agreement, and provided that, prior to the Closing Date, Parent and Merger Subs shall take, or cause to be taken, all reasonable action as is necessary, including amendments to the "Inotiv 401(k) Plan" (as defined below), to permit eligible Business Employees to roll any eligible rollover distributions (not including loans unless permitted by the Inotiv 401(k) Plan and the applicable third party administration agreement) over into a 401(k) plan maintained by Parent or one of its subsidiaries or any of their Affiliates (the "Inotiv 401(k) Plan") following the Closing Date.

Section 6.20.     Lock-up Agreements. On the Closing Date, Parent and each Stockholder shall enter into a mutually acceptable form of lock-up agreement (each, a "Lock-up Agreement") wherein each Stockholder agrees not to offer, sell, pledge or otherwise dispose of any of the shares of Parent Stock received by such Stockholder in the Merger without the written consent of Parent for a period of one (1) year following the Effective Time, subject to customary exceptions for bona fide gifts, estate planning transfers and similar transactions, and Parent agrees to remove and not reinstate any restrictive legends and stop transfer instructions relating to all such shares of Parent Stock promptly upon request of a Stockholder following the end of such one-year period.

ARTICLE VII.
TAX MATTERS.

Section 7.1.       Straddle Period Tax Allocation. Where required for purposes of this Agreement, in the case of any Tax period that begins on or before and ends after the Closing Date (a "Straddle Period"), the Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any such Taxes based upon or related to income, gross receipts, sales, use and payroll, be deemed to be the amount of such Taxes that would be payable if the Tax year or period ended as of the close of business on the Closing Date based on an interim closing of the books, and (ii) in the case of all other such Taxes, be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 7.2.       Filing of Tax Returns; Payment of Taxes; Tax Refunds.

(a)       Following the Closing, except as set forth at Section 7.2(b), Parent shall cause to be timely filed all Tax Returns with respect to taxable periods or portions thereof ending on or prior to the Closing Date required to be filed by or with respect to the Surviving Entity after the Closing Date and pay or cause to be paid all Taxes shown due from the Surviving Entity thereon. All such Tax Returns that relate to a Pre-Closing Tax Period shall be prepared in a manner consistent with applicable Legal Requirement and consistent with prior practice. Parent shall provide the Stockholders with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Stockholders' review and approval, such approval not to be unreasonably withheld, and Parent shall make all changes requested by the Stockholders unless not permitted by applicable Legal Requirement. Parent and the Stockholders shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing; provided, that, in the event that Parent and the Stockholders are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such Tax Return shall be prepared and filed in the manner directed by the Stockholders, and such dispute shall thereafter be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.3(c), which resolution shall be binding on the parties, and, if necessary, the Tax Return shall be amended to reflect such resolution.

(b)      The Stockholders and Parent agree with respect to certain Tax matters as follows: (A) Parent shall be a "C corporation" for purposes of the Code and shall cause the Surviving Entity to be disregarded as an entity separate from Parent for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3; (B) all U.S. federal (and applicable state and local) income Tax Returns for Taxes and Tax items relating to the operations, income or assets of Company that is allocable to, and reportable as income of, Stockholders under applicable Legal Requirement that are due after the Closing Date (the “Flow Through Returns”), shall be prepared and filed after giving Parent a reasonable opportunity (and in any event, no less than ten (10) Business Days prior to the filing thereof) to review and approve such Flow Through Returns, which approval will not be unreasonably withheld, conditioned, or delayed, under the control of Stockholders, and Stockholders shall elect or cause to be elected to have the Tax year of the Company end on the Closing Date such that the Stockholders shall cause Company to file final year Flow Through Returns for the Tax year that ends on the Closing Date ; (C) unless otherwise required by applicable Legal Requirement, to treat all indemnification payments under this Agreement as adjustments to the Merger Consideration for all relevant Tax purposes, and (D) any Tax deductions attributable to expenses borne directly or indirectly by the Company, or the Stockholders in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any amounts reflected in Indebtedness, Closing Net Working Capital, or Company Expenses) shall be for the benefit of Stockholders and attributed to the Pre-Closing Tax Period and reflected on the Flow Through Returns of Company for the Pre-Closing Tax Period to the maximum extent permitted under applicable Legal Requirement. Unless otherwise required by a determination as defined in Section 1313 of the Code, neither the Stockholders nor Parent shall take any position (and Parent shall not allow the Surviving Entity or any of its other Affiliates to take any position) during the course of any audit or other Tax Matter with respect to any Taxes or Tax Returns that is inconsistent with any election, position, or other decision that is to be made in accordance with this Section 7.2(b).

(c)       After the Closing Date, Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Surviving Entity) to, (A) except upon the Stockholders' written request, file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (B) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (C) make any Tax election, including under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law), with respect to the transactions contemplated by this Agreement, (D) change any method or period of accounting or make any Tax election for the Company effective on or before the Closing Date, (E) enter into any closing agreement or settle any Tax claim or assessment with respect to the Company for any Pre-Closing Tax Period, (F) surrender any right to claim a refund of Taxes of the Company for any Pre-Closing Tax Period; or (G) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement.

(d)      The amount of any cash refund (or credit in lieu of a refund) of Taxes paid by the Company with respect to a Pre-Closing Tax Period (net of any reasonable costs incurred by Parent or its Affiliates to secure such refund or credit) shall be delivered to Stockholders (based on their pro rata share of the Closing consideration received under this Agreement) within ten (10) Business Days after receipt of the refund by Parent, Surviving Entity or their Affiliates from the applicable Governmental Authority (or the filing of the Tax Return claiming such credit), by wire transfer of immediately available funds, provided that if any such Tax refund (or credit in lieu thereof) is subsequently determined by a Governmental Authority to be less than the amount of such refund or credit paid to Stockholders under this Section 7.2(d), then Stockholders shall promptly pay such difference to Parent).

Section 7.3.       Transfer Taxes. The Company shall be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes ("Transfer Taxes") that become payable in connection with the transactions contemplated hereby and shall file, upon review and prior written approval by Parent of, any Tax Returns with respect to such Transfer Taxes. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

Section 7.4.       Cooperation. Parent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.4 and (ii) any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of business records and information reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Stockholders shall (i) retain all business records with respect to Tax matters pertinent to the Company and the Company's assets or activities, as applicable, until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such business records and, if the other party so requests, Parent or the Stockholders, as the case may be, shall allow the other party to take possession of such business records. The Company and the Stockholders acknowledge that no provision of this Agreement requires Parent to provide any party any right to access or review any Tax Return or Tax work papers of Parent or any Affiliate thereof (other than the Surviving Entity).

Section 7.5.       Tax Contest. Following the Closing, Parent shall give prompt notice to the Stockholders after receipt by any Governmental Authority of any assertion of, or notice of any intent to conduct, any Tax Contest relating to any Pre-Closing Tax Period of the Company. The Stockholders shall have the right to control the conduct of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, provided, however, that the Stockholders shall (i) keep Parent reasonably informed with respect to such Tax Contest, and (ii) with respect to any such Tax Contest that will result in a Material Adverse Effect to the Company for any taxable period (or portion thereof) beginning after the Closing Date, not enter into any settlement or compromise of such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably conditioned, delayed, or withheld. To the extent Parent controls any Tax Contest of the Surviving Entity relating to any Pre-Closing Tax Period or any other Tax Contest for which the Stockholders may have liability under this Agreement, Parent shall not settle or compromise such Tax Contest without the prior written consent of the Stockholders, which consent shall not be unreasonably conditioned, delayed, or withheld

ARTICLE VIII.
INDEMNIFICATION

Section 8.1.       Survival.

(a)       Except as set forth in Section 8.1(b), the representations and warranties in this Agreement will survive the Closing and will terminate and expire, and will cease to be of any force or effect, on the date that is twenty-four (24) months following the Closing Date (the "Expiration Date"), and all Liability of the Indemnifying Party with respect to such representations and warranties will thereupon be extinguished.

(b)      The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5(a), Section 4.11, Section 4.22, Section 5.1, Section 5.2, Section 5.4 and Section 5.9 (the "Fundamental Representations") will survive the Closing and the Effective Time indefinitely. The representations and warranties set forth in Section 4.18 will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the date that is three (3) years following the Closing Date. The representations and warranties set forth in Section 4.8, Section 4.14, and Section 5.8 will survive the Closing until the expiration of the applicable statute of limitations under which a claim could be asserted, plus thirty (30) days.

(c)       Notwithstanding the foregoing, if, at any time prior to the expiration of the applicable survival period set forth in this Section 8.1, an Indemnified Party shall have duly delivered to the Indemnifying Parties, in conformity with all of the applicable procedures set forth in Section 8.5, a Claim Notice setting forth a claim for indemnification based upon a breach by the Stockholders, on the one hand, or Parent, on the other, of any of such representations or warranties, then with respect to the claim asserted in such Claim Notice, the Expiration Date shall be extended until such time as such claim is fully and finally resolved.

Section 8.2.       Indemnification by the Stockholders. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, the Stockholders, jointly and severally, shall indemnify, defend and hold harmless Parent, the Surviving Entity, their respective Affiliates and their and their Affiliates' respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Parent Indemnified Parties" and each individually a "Parent Indemnified Party") against any Damages that a Parent Indemnified Party incurs arising out of or as a result of:

(a)       any breach, misrepresentation or inaccuracy of any of the representations and warranties set forth in ARTICLE IV in this Agreement or on any certificate or other instrument or document furnished by any Company Party to Parent or Merger Subs pursuant to this Agreement or any Transaction Document;

(b)      any breach or nonfulfillment of any pre-Closing covenants, agreements, or obligations of any Company Party contained in this Agreement or any other Transaction Document;

(c)       any and all Taxes of any Company Party for any Pre-Closing Tax Period (including any payroll Taxes deferred under the CARES Act) and any Taxes payable by any Company Party as a result of the transactions contemplated by this Agreement;

(d)      any Designated Pre-Closing Liabilities;

(e)       any and all Liabilities arising out of the PPP Loan;

(f)        any inaccuracy in the amount or form of Merger Consideration to be received by each Stockholder as set forth in the Pre-Closing Statement and any claim arising out of the distribution of the Merger Consideration in accordance with the Pre-Closing Statement to any Stockholder who makes an election under Section 3.1(b); and

(g)      any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 8.3.       Indemnification by Parent and Merger Subs. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Parent and the Surviving Entity, jointly and severally, shall indemnify the Stockholders, their Affiliates and their respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Stockholder Indemnified Parties" and each individually a "Stockholder Indemnified Party") against any Damages that a Stockholder Indemnified Party incurs arising out of or as a result of:

(a)       any breach, misrepresentation or inaccuracy of the representations and warranties set forth in ARTICLE V in this Agreement or on any certificate or other instrument or document furnished by Parent or Merger Subs to any Company Party pursuant to this Agreement or any Transaction Document;

(b)       any breach or nonfulfillment by Parent of the covenants or agreements of Parent or Merger Subs set forth in this Agreement or any other Transaction Document; and

(c)       any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 8.4.       Limitations on Liability.

(a)       Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party under Section 8.2(a) or Section 8.3(a), except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Party as a result of all such breaches exceeds One Hundred Thousand Dollars ($100,000.00) (the "Threshold Amount"), after which time only the amount of such Damages that exceeds the Threshold Amount will be indemnifiable, subject to the limitations set forth in clause (c) below.

(b)       Other than with respect to the Fundamental Representations, the total amount of the payments that the Indemnifying Party can be required to make with respect to all claims for indemnification under Section 8.2(a) or Section 8.3(a) will be limited in the aggregate to a maximum of Four Million Seven Hundred Thousand Dollars ($4,700,000.00) (the "Cap"), and the cumulative Liability of the Stockholders, on the one hand, and Parent, on the other hand, as Indemnifying Parties for such claims will in no event exceed such amount. The total amount of the payments that the Indemnifying Party can be required to make with respect to any breach of its Fundamental Representations will be limited in the aggregate to a maximum of the Merger Consideration.

(c)       In no event shall the Threshold Amount and Cap apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), or Section 8.2(g) (to the extent incurred in connection with a claim for indemnification under Section 8.2(b) through (f)), (ii) Section 8.3(b), or Section 8.3(c) (to the extent incurred in connection with a claim for indemnification under Section 8.3(b)), and (iii) Damages any Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by fraud or intentional misrepresentation.

(d)       The amount of any Damages that are subject to indemnification under this ARTICLE VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages.

(e)       To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

(f)       After the Effective Time, except with respect to specific performance for the breach by any Restricted Party of the restrictive covenants contained in Section 6.11 and except in the case of intentional misrepresentation or fraud, the right to indemnification under this ARTICLE VIII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of the representations, warranties, covenants or obligations set forth in this Agreement. In furtherance of the foregoing, from and after the Effective Time, subject to the exceptions described in the immediately preceding sentence, each party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and its Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this ARTICLE VIII.

Section 8.5.       Indemnification Procedures.

(a)       Third Party Claims. If a party entitled to be indemnified under this ARTICLE VIII (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding or Matter made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this ARTICLE VIII (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"). The failure to promptly provide such a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Company, Stockholders, Parent, and the Surviving Entity shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)      Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or others or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.6.       Payments; Escrow; Set-off.

(a)       Within ten (10) Business Days after the resolution of any indemnification claim by any Parent Indemnified Party hereunder pursuant to which such Parent Indemnified Party is entitled to any payment from the Stockholders pursuant to Section 8.1, such payment shall be made by the Stockholders. Any claims for indemnification made by a Purchaser Indemnified Party hereunder shall be satisfied first out of the amounts held in the Indemnity Escrow Account, and the Stockholders agree to execute and deliver to the Escrow Agent such joint written instructions or other documentation required by the Escrow Agent in order to make any disbursement from the Indemnity Escrow Account required hereunder. After the amounts in the Indemnity Escrow Account have been fully exhausted and prior to pursuing payment from the Stockholders, Parent shall set-off against the aggregate remaining principal balance of the Stockholder Notes (pro rata as between the Stockholders in accordance with the principal balances of their Stockholder Notes) an amount equal to the portion of the indemnification claim which is not paid from the Indemnity Escrow Account. The amount of any indemnification claim owed to the Purchaser Indemnified Parties hereunder that is not satisfied from the Indemnity Escrow Account or by setoff against the Stockholder Notes as provided herein shall be paid by the Stockholders to such Purchaser Indemnified Parties in cash by wire transfer of immediately available funds to the account(s) designated in writing by the Purchaser Indemnified Parties.

(b)      After the resolution of any indemnification claim by any Stockholder Indemnified Party hereunder pursuant to which such Stockholder Indemnified Party is entitled to any payment from Parent, Parent shall make such payment in cash by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholder Indemnified Parties within ten (10) Business Days of such resolution.

(c)       The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 8.6.

Section 8.7.       Mitigation. Parent, the Surviving Entity, the Stockholders, and the Company agree to, and will cause their respective Affiliates to, use their commercially reasonable efforts to mitigate any Damages in accordance with applicable Legal Requirements; provided, however, that no party will be required to use such efforts if they would be detrimental in any material respect to such party.

Section 8.8.       Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 3.3 shall be treated by all parties as an adjustment to the Merger Consideration.

Section 8.9.       Effect of Knowledge. Each of the parties acknowledges and agrees that the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 8.10.     Materiality. For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement or any Transaction Document and calculating the amount of Damages that are subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement or any Transaction Document shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification or any qualification of similar import contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

ARTICLE IX.
CONDITIONS TO CLOSING; CLOSING

Section 9.1.       Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Subs at or prior to the Effective Time:

(a)       No Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any legal proceeding or Order (whether temporary, preliminary, or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(b)      Representations and Warranties. The representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.11 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by the Stockholders contained in this Agreement or in any certificate or other writing delivered by the Stockholders or the Company pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)       Performance of Obligations. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(d)      No Material Adverse Effect. Since the Effective Date, there shall not have been, individually, or in the aggregate, a Material Adverse Effect.

(e)       Financing. On or prior to the Closing Date, Parent shall have arranged the Financing and received the proceeds thereof on terms and conditions that are satisfactory to Parent.

(f)        Landlord Consent. On or prior to the Closing Date, the Company shall have obtained the written consent of the landlord under the lease for the Company's facilities consenting to the assignment of such lease to the Surviving Entity in form and substance reasonably satisfactory to Parent and such consent shall be in full force and effect as of the Effective Time.

(g)      Closing Deliverables. The Parent and Merger Subs shall have received all the deliverables contemplated by Section 9.4.

Section 9.2.       Conditions to Obligations of the Company. The obligations of the Company and Stockholders to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company and Stockholders at or prior to the Effective Time:

(a)       No Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any legal proceeding or Order (whether temporary, preliminary, or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(b)      Representations and Warranties. The representations and warranties set forth in Section 5.1 and Section 5.4 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by the Stockholders contained in this Agreement or in any certificate or other writing delivered by the Stockholders or the Company pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)       Performance of Obligations. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(d)       Closing Deliverables. The Company and the Stockholders shall have received all the deliverables contemplated by Section 9.3.

(e)       Extension Payment. The Company shall have received the applicable Extension Payment(s), if any.

(f)       List of Parent Stock. The Parent Stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(g)      Reorganization. Taking into account that portion of the Company Stock exchanged for the Merger Consideration other than Parent Stock, the aggregate fair market value (determined as of the Business Day immediately prior to Closing) of the Parent Stock will not be less than forty percent (40%) of the value (determined as of the Business Day immediately prior to Closing) of the aggregate Merger Consideration.

Section 9.3.       Deliveries by Parent and Merger Subs. At or prior to the Closing, Parent and Merger Subs shall deliver, or cause to be delivered:

(a)       to the persons identified in Section 3.2(b), the cash and other items required to be delivered by Parent to such person by Section 3.2(b);

(b)       to each Stockholder and the Escrow Agent, duly executed copies of the Escrow Agreement;

(c)       a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of its officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of their respective boards of directors and boards of managers, as applicable (and in the case of Merger Subs the resolutions of Parent as their sole equity owner) (the "Parent Consents") authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.2(b) and Section 9.2(c);

(d)      a certificate of good standing or existence, as applicable, of each of Parent and Merger Sub issued by the secretary of state of the state of incorporation or organization, as applicable, no more than five (5) Business Days prior to the Closing Date;

(e)       Parent shall cause the Parent Stock to be issued to the Stockholders, free and clear of any and all liens, claims and encumbrances;

(f)        to each Stockholder, a duly executed copy of the Lock-up Agreement;

(g)      such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

Section 9.4.       Deliveries by the Company and Stockholders. At or prior to the Closing, the Company and Stockholders shall deliver, or cause to be delivered:

(a)       a counterpart of the Escrow Agreement, duly executed by each Stockholder;

(b)       a copy of the escrow agreement and consent from the PPP Lender relating to the PPP Loan or written notification from the PPP Lender to evidence forgiveness of the PPP Loan as reasonably required by Parent;

(c)       a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the Company's officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of the Company Board and Stockholders authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.1(b), Section 9.1(c) and Section 9.1(d);

(d)       a certificate of good standing of the Company issued by the Secretary of State of the State of Colorado, no more than five (5) Business Days prior to the Closing Date;

(e)       a certificate certifying that the Company is not a foreign person within the meaning of Section 1445 of the Code and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(iv);

(f)        payoff letters for each instrument evidencing all outstanding Indebtedness of the Company from the obligees thereunder, as set forth on Schedule 9.4(f) (the "Payoff Letters"), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Parent and Merger Subs of the release of all Liens (other than Permitted Liens) on the Business and its assets and all UCC financing statements related thereto;

(g)       the Consents set forth on Schedule 9.4(g);

(h)       a counterpart of the Lock-up Agreement, duly executed by each Stockholder; and

(i)        such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

ARTICLE X.
Termination

Section 10.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)       at any time, by mutual written agreement of Parent and the Company;

(b)       by Parent, at any time prior to the Closing, if (i) any of the Company or Stockholders is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.1 incapable of being satisfied; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.1 if there has been a violation or breach of this Agreement by Parent that has prevented or would prevent satisfaction of any conditions set forth in Section 9.2;

(c)       by the Company, at any time prior to the Closing, if (i) Parent is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.2 incapable of being satisfied; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.1 if there has been a violation or breach of this Agreement by the Company or the Stockholders that has prevented or would prevent satisfaction of any conditions set forth in Section 9.1;

(d)       by Parent or the Company, at any time more than ten (10) days following the expiration of the Marketing Period (the "End Date"), if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1 shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided further that if all conditions set forth in ARTICLE IX shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the closing of the Financing, then the Parent may extend the Marketing Period for up to two additional periods of sixty (60) days (“First Extension Period”) and ninety (90) days (“Second Extension Period”; each of the First Extension Period and Second Extension Period may be individually referred to herein as an “Extension Period” and collectively, the “Extension Periods”), respectively, by (i) providing written notice to the Company and Stockholders not later than (1) with respect to the First Extension Period, the expiration of the Marketing Period, and (2) with respect to the Second Extension Period, the expiration of the First Extension Period, and (ii) paying to the Company an extension payment of (A) with respect to the First Extension Period, Fifty Thousand and No/100 Dollars ($50,000.00), and (B) with respect to the Second Extension Period, Two Hundred Thousand and No/100 Dollars ($200,000.00) (each, an “Extension Payment” and collectively, the “Extension Payments”). Any Extension Payment shall be payable by wire transfer of immediately available funds to an account designated in writing by the Company not later than two (2) Business Days after timely notice by Parent of its intent to exercise the applicable Extension Period. During any Extension Period, Parent shall use reasonable best efforts to obtain the Financing or to obtain alternative financing on terms that are comparable to or more favorable to Parent than the terms of the Financing; provided that Parent shall not be obligated to consummate the Closing during the Extension Period unless it has obtained the Financing. Each Extension Payment made by Parent shall be nonrefundable upon receipt and treated an option payment made by Parent to retain the right to consummate the Mergers. No Extension Payment shall be applied to reduce the Merger Consideration or Termination Fee. shall be nonrefundable and fully earned upon receipt. Notwithstanding the foregoing, nothing in the preceding sentence shall affect Parent’s obligations to consummate the Closing on the Closing Date or to pay the Termination Fee in accordance with Section 10.3(b) upon any termination subject thereto; or

(e)       by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Legal Requirement, Order or other action shall have become final and non-appealable.

Section 10.2.     Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

Section 10.3.     Effect of Termination; Fees on Termination. If this Agreement is validly terminated pursuant to Section 10.1, then:

(a)       Parent on the one hand, and the Company on the other hand, shall promptly cause to be returned to Parent or the Company, as applicable, or cause the destruction of, all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained by either party in connection with Parent's investigation of the Company, including any copies made by or supplied to Parent, Stockholders or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Parent and the Company's external legal counsel for evidentiary purposes in the case of any legal Matters or threatened legal Matters relating to this Agreement or any of the transactions contemplated hereby; and each of Parent and the Company need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Parent or the Company, as applicable, as long as Parent and the Company make no effort to retrieve such archived information.

(b)       If this Agreement is terminated by the Company pursuant to Section 10.1(c) or by either party pursuant Section 10.1(d), Parent shall pay to the Company a fee of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Termination Fee”), which fee shall be payable within two (2) Business Days after written notice of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company. The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 10.3(b), (i) the payment of such Termination Fee shall be the sole and exclusive remedy of the Company, the Stockholders, and all of their Affiliates against Parent, the Merger Subs or any of their Affiliates or Representatives, and (ii) in no event will the Company, its Stockholders or any of their Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company of the Termination Fee in accordance with this Section 10.3(b), neither Parent, the Merger Subs nor any of their directors, officers or other Affiliates shall have any further liability or obligation to the Company, its Stockholders or any of their Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in any circumstance in which the Termination Fee is paid (whether due to any willful, intentional or unintentional breach by Parent or a Merger Sub, or for any other reason), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, the Merger Subs or any of their Affiliates, controlling persons, stockholders, directors, officers, employees, agents or other representatives (the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Termination Fee, only to the extent provided for by this Section 10.3(b), and upon payment of such amount in accordance with this Section 10.3(b) no Person shall have any rights or claims against any of the Parent Related Parties under this Agreement, in respect of any oral representations made or alleged to be made in connection herewith, in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby. Nothing herein shall limit the Company’s rights under this Section 10.3 prior to the termination of this Agreement or the Company’s right to seek payment of and be paid the Termination Fee in accordance with this Agreement if the Company has pursued alternative remedies hereunder in lieu of pursuing the Termination Fee and the Company ceases to pursue such remedies without having obtained them.

(c)       Each of the Company, Parent and each Merger Sub acknowledges that (i) the agreements contained in Section 10.3(b) above are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and its Affiliates in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

(d)       Except as otherwise set forth in Section 10.3(b) above, no party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 10.3, no such termination shall relieve any party from Liability for any fraud or willful breach by that party, and (ii) this Section 10.3, ARTICLE VIII, and ARTICLE XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms.

Section 10.4.     Exclusive Remedy. From and after the date of this Agreement until the Closing, except pursuant to Section 10.3(b) above, the sole and exclusive remedy of each party in the event of a breach (including any willful breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with ARTICLE X or (ii) specific performance in accordance with Section 11.9. For the avoidance of doubt, while the parties may seek specific performance in accordance with Section 11.9 in no circumstance shall the any party hereto be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages.

ARTICLE XI.
MISCELLANEOUS

Section 11.1.     Governing Legal Requirement. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Indiana (without giving effect to principles of conflicts of law).

Section 11.2.     Venue and Jurisdiction.

(a)       If any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in a state or federal court located in the State of Indiana, which will be deemed to be a convenient forum. Parent and the Selling Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state court located in a state or federal court located in the State of Indiana.

(b)      To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 11.3.     Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or, with respect to Selling Parties, via electronic mail) to the address, facsimile telephone number, or with respect to the Selling Parties, the electronic mail address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent or Parent:

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Robert Leasure, Jr.

Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

If to the Company or the Stockholders:

Alison Bendele

3618 Plateau Rd.

Longmont, CO 80503

Email: ______________________

Phillip Bendele

5541 Central Avenue

Boulder, CO 80301

Email: ______________________

with a copy (which shall not constitute notice) to:

Stewart D. Cables

Hassan + Cables, LLC

1035 Pearl St. Suite 200

Boulder, CO 80302

stewart@hassancables.com

Section 11.4.     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 11.5.     Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, that (a) Parent shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Parent and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Business as conducted by Parent or to a successor as part of Parent's reorganization, sale or merger to or with such successor, and (b) Parent may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Parent or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

Section 11.6.     Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

Section 11.7.     Bulk Sales Legal Requirements. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business to Parent. As between Parent and the Company, Parent shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

Section 11.8.     Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 11.9.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of Indiana, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10.   Entire Agreement. This Agreement, the Confidentiality Agreement, and the Exclusivity Agreement, the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 11.11.   Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 11.12.   Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 11.13.   Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 11.14.   Legal Representation. Parent (on its own behalf and on behalf of its Affiliates and the Surviving Entity) and Stockholders agree that, notwithstanding any current or prior representation of any Stockholders by Hassan and Cables, LLC ("H+C"), H+C shall be allowed to represent any Stockholder or such Stockholder’s Affiliates in any matters and disputes adverse to Parent, the Company, or the Surviving Entity that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby. Parent (on behalf of itself and the Company) hereby (a) waives any claim that it has or may have that H+C has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises with respect to matters related to this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby after the Closing between Parent or the Surviving Entity, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, H+C may represent the Stockholders or their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Surviving Entity and even though H+C may have represented the Company in a matter substantially related to such dispute, or handled matters for the Company at any time prior to the Closing. Parent (on behalf of itself and the Surviving Entity) and Stockholders each further agree that (x) any and all documents in H+C’s files which constitute attorney-client privileged communications or attorney work-product relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, in each case, relating to periods prior to the Closing which constitute attorney-client privileged communications or attorney work-products shall be the property of and shall be retained by H+C and shall not be delivered to Parent or the Company in connection with the transactions contemplated by this Agreement and (y) as to all privileged communications among H+C and the Company or its Affiliates and representatives, that relate in any way to this Agreement or the transactions contemplated by this Agreement or any of the Transaction Documents, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholders and shall not pass to or be claimed by the Parent or the Surviving Entity. Notwithstanding the foregoing, in the event that a dispute arises between the Parent or the Surviving Entity or any of their respective Affiliates or Subsidiaries and a third party other than a party to this Agreement, Parent and the Surviving Entity, including on behalf of the Company as to matters prior to Closing, may assert the attorney-client privilege to prevent disclosure of confidential communications by H+C to such third party; provided, however, that neither the Parent nor the Surviving Entity may waive such privilege without the prior written consent of the Stockholders.

Section 11.15.   Interpretation of Agreement.

(a)       Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)      Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)       As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)      Unless the context otherwise requires, references in this Agreement to "Sections," "Disclosure Schedules" and "Exhibits" are intended to refer to Sections of and Disclosure Schedules and Exhibits attached to this Agreement.

(e)       The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.16.   Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES TO FOLLOW]

The parties hereto have caused this Asset Purchase Agreement to be executed as of the date first set forth above.

COMPANY:

BOLDER BIOPATH INC.

By:	/s/ Phillip Bendele

Name:	Phillip Bendele

Title:	Chief Executive Officer

STOCKHOLDERS:

/s/ Alison Bendele
Alison Bendele

/s/ Phillip Bendele
Phillip Bendele

[Signature Page to Agreement and Plan of Merger]

PARENT:

INOTIV, INC.

By:	/s/ Beth A. Taylor

Name:	Beth A. Taylor
Title:	Chief Financial Officer, VP-Finance

MERGER SUB:

ROCK MERGECO, INC.

By:	/s/ Beth A. Taylor

Name:	Beth A. Taylor
Title:	Chief Financial Officer, VP-Finance

MERGER SUB LLC:

INOTIV BOULDER, LLC

By:	/s/ Beth A. Taylor

Name:	Beth A. Taylor
Title:	Chief Financial Officer, VP-Finance

[Signature Page to Agreement and Plan of Merger]